UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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EAGLE MATERIALS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3811 Turtle Creek Blvd, Suite 1100

Dallas, Texas 75219-4487

June 21, 2013

Dear Fellow Stockholder:

It is my pleasure to invite you to our Annual Meeting of Stockholders, which will be held on Wednesday, August 7, 2013, at Arlington Hall at Lee Park, 3333 Turtle Creek Blvd., Dallas, Texas 75219, at 8:00 a.m. We hope that you will attend the meeting, but we encourage you to vote by proxy whether or not you plan to attend the meeting in person.

This year we are again taking advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, beginning on June 21, 2013, we are mailing a Notice Regarding the Availability of Proxy Materials, or Notice, to many of our stockholders instead of a paper copy of the materials for the Annual Meeting. The Notice contains instructions on how to access the proxy materials over the Internet and vote online, as well as how stockholders can elect to receive paper copies of the materials. We believe that this process should expedite stockholders’ receipt of proxy materials and provide stockholders with the information they need, while being consistent with our objective of conserving our natural resources and reducing the costs of printing and distributing our proxy materials.

If you attend the Annual Meeting and desire to vote your shares personally rather than by proxy, you may withdraw your proxy at any time before it is exercised. Your vote is very important, whether you own one share or many.

Thank you for your continued support and interest in Eagle.

Sincerely,

Steven R. Rowley

President and Chief Executive Officer

EAGLE MATERIALS INC.

3811 Turtle Creek Blvd, Suite 1100

Dallas, Texas 75219-4487

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 7, 2013

To the Stockholders of Eagle Materials Inc.:

The annual meeting of stockholders of Eagle Materials Inc., which we refer to as the “Company,” will be held at Arlington Hall at Lee Park, 3333 Turtle Creek Blvd., Dallas, Texas 75219 at 8:00 a.m., local time, on Wednesday, August 7, 2013. At the meeting, stockholders will vote on:

(1)	Election of the three Class I directors identified in the accompanying proxy statement, each to hold office for three years.

(2)	Approval of an advisory resolution regarding the compensation of our named executive officers.

(3)	Approval of our Amended and Restated Incentive Plan, which we refer to as the “2013 Plan.”

(4)	Approval of the expected appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending March 31, 2014.

(5)	Any other matters properly brought before the annual meeting, or any adjournment thereof.

The Company’s Board of Directors has fixed the close of business on June 10, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only record holders of the Company’s common stock, par value $0.01 per share, which we refer to as our “Common Stock,” at the close of business on the record date are entitled to notice of and to vote at the annual meeting. A list of holders of Common Stock will be available for examination by any stockholder at the meeting and, during the ten-day period preceding the meeting date at the executive offices of the Company located at 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487.

For further information regarding the matters to be acted upon at the annual meeting, I urge you to carefully read the accompanying proxy statement. If you have questions about these proposals or would like additional copies of the proxy statement, please contact: Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487 (telephone: (214) 432-2000).

You are cordially invited to attend the annual meeting. Your vote is important. Whether or not you expect to attend the annual meeting in person, please vote through the Internet (as described in the Notice) or by telephone or fill in, sign, date and promptly return the accompanying form of proxy in the enclosed postage-paid envelope so that your shares may be represented and voted at the annual meeting. This will not limit your right to attend or vote in person at the annual meeting. Your proxy will be returned to you if you choose to attend the annual meeting and request that it be returned. Shares will be voted in accordance with the instructions contained in your proxy, but if any proxies that are signed and returned to us do not specify a vote on any proposal, such proxies will be voted in the manner, if any, recommended by the Board.

By Order of the Board of Directors

JAMES H. GRAASS

Executive Vice President,

General Counsel and Secretary

Dallas, Texas

June 21, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 7, 2013.

Our proxy statement and 2013 annual report to stockholders

are available to you on the Internet at www.proxyvote.com.

EAGLE MATERIALS INC.

3811 Turtle Creek Blvd., Suite 1100

Dallas, Texas 75219-4487

PROXY STATEMENT

INTRODUCTION

The accompanying proxy, mailed or provided online, together with this proxy statement, is solicited by and on behalf of the Board of Directors of Eagle Materials Inc., which we refer to as the “Company,” for use at the annual meeting of stockholders of the Company and at any adjournment or postponement thereof. References in this proxy statement to “we,” “us,” “our” or like terms also refer to the Company. References to our “Board of Directors” or “Board” refer to the Board of Directors of the Company. The Notice Regarding the Availability of Proxy Materials, this proxy statement and accompanying proxy were first mailed to our stockholders on or about June 21, 2013.

Date, Time and Place of the Annual Meeting

The 2013 annual meeting of our stockholders will be held at Arlington Hall at Lee Park, 3333 Turtle Creek Blvd., Dallas, Texas 75219 at 8:00 a.m., local time, on Wednesday, August 7, 2013.

Purposes of the Annual Meeting and Recommendations of our Board of Directors

At the meeting, action will be taken upon the following matters:

(1)	Election of Directors. Stockholders will be asked to elect the three Class I directors identified in this proxy statement, each to hold office for a term of three years.

Our Board of Directors recommends that you vote “for” the election of its three nominees for director named in this proxy statement.

(2)	Advisory Vote on Compensation of our Named Executive Officers. We are asking you to approve a non-binding advisory resolution regarding the compensation of our named executive officers as reported in this proxy statement.

Our Board of Directors recommends that you vote “for” the non-binding advisory resolution approving the compensation of our named executive officers.

(3)	Approval of our Amended and Restated Incentive Plan. We are asking you to approve our Amended and Restated Incentive Plan, which we refer to as the “2013 Plan.”

Our Board of Directors recommends that you vote “for” the approval of the 2013 Plan.

(4)	Approval of the Expected Appointment of Ernst & Young LLP. We are asking you to approve the expected appointment by our Audit Committee of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending March 31, 2014.

Our Board of Directors recommends that you vote “for” the approval of the expected appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending March 31, 2014.

(5)	Other Business. In addition, you may be asked to vote upon such other matters, if any, as properly come before the annual meeting, or any adjournment thereof.

Our Board of Directors does not know of any matters to be acted upon at the meeting other than the matters set forth in items (1) through (4) above.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 7, 2013.

Our proxy statement and 2013 annual report to stockholders

are available to you on the Internet at www.proxyvote.com.

ABOUT THE MEETING

Who Can Vote

The record date for the determination of holders of the Company’s Common Stock, par value $0.01 per share, which we refer to as our “Common Stock,” entitled to notice of and to vote at the meeting, or any adjournment or postponement of the meeting, is the close of business on June 10, 2013. In this proxy statement, we refer to this date as the “record date.” As of the record date, there were 49,553,441 shares of our Common Stock issued and outstanding and entitled to vote at the meeting. Our stock transfer books will not be closed in connection with the meeting. Our Common Stock is listed on the New York Stock Exchange, or “NYSE,” under the symbol “EXP.”

How Proxies Will be Voted

Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If the enclosed proxy card is signed and returned without any direction given, the shares will be voted in the manner, if any, recommended by the Board. The Board does not intend to present, and has no information indicating that others will present, any business at the annual meeting other than as set forth in the attached Notice of Annual Meeting of Stockholders. However, if other matters requiring the vote of our stockholders properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment in such matters.

How to Revoke Your Proxy

You have the unconditional right to revoke your proxy at any time prior to the voting thereof by submitting a later-dated proxy, by attending the meeting and voting in person, or by written notice to us addressed to: Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487. No such revocation shall be effective, however, unless and until received by the Company at or prior to the meeting.

Quorum and Required Vote

The presence at the meeting, in person or represented by proxy, of the holders of a majority of the voting power of the shares of our capital stock entitled to vote on any matter shall constitute a quorum for purposes of such matter. Abstentions and broker non-votes will be included in determining the presence of a quorum at the meeting. The holders of Common Stock will be entitled to one vote per share on each matter that may properly be brought before the meeting or any adjournment thereof. There is no cumulative voting.

Proposal	Required Vote	Effect of Abstentions and Broker Non-Votes
Election of Directors	Majority of votes cast	No effect on outcome of vote

Advisory vote on compensation of our named executive officers	Majority of votes cast	No effect on outcome of vote

Approval of 2013 Plan	Affirmative vote of a majority of votes cast; provided, that the votes cast represent over 50% of our outstanding Common Stock entitled to vote on the proposal (“NYSE Voting Requirement”)	Abstentions will have the same effect
as votes against proposal. Broker non-
votes will not be counted as votes cast
on this matter; accordingly, broker non-
votes will make it more difficult for the
NYSE Voting Requirement to be
achieved, but if the NYSE Voting
Requirement is achieved, they will
have no effect on the outcome of the
vote.

Approval of the expected appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending March 31, 2014	Affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting	Same effect as votes against proposal

In the past, brokers had discretion to vote in the election of directors if they did not receive instructions from the beneficial owner. Due to a change in the rules of the NYSE, the election of directors is no longer considered a “routine” matter and thus brokers no longer have this discretionary authority. The advisory vote regarding executive compensation and the approval of the 2013 Plan are also not considered “routine,” and brokers may not vote your shares with respect to such matters without instructions from you.

Expenses of Soliciting Proxies

The cost of soliciting proxies for the meeting will be borne by the Company. Solicitations may be made on behalf of our Board by mail, personal interview, telephone or other electronic means by officers and other employees of the Company, who will receive no additional compensation therefor. To aid in the solicitation of proxies, we have retained the firm of Georgeson Shareholder Communications, Inc., which will receive a fee of approximately $9,000, in addition to the reimbursement of out-of-pocket expenses. We will request banks, brokers, custodians, nominees, fiduciaries and other record holders to forward copies of this proxy statement to persons on whose behalf they hold shares of Common Stock and to request authority for the exercise of proxies by the record holders on behalf of those persons. In compliance with the regulations of the Securities and Exchange Commission, or “SEC,” and the NYSE, we will reimburse such persons for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners of our Common Stock.

How You Can Vote

You can vote your shares at the meeting, by telephone, over the Internet or by completing, signing, dating and returning your proxy in the enclosed envelope.

PROPOSAL NO. 1: ELECTION OF DIRECTORS AND RELATED MATTERS

General

Our Board of Directors is the ultimate decision-making body of the Company, except with respect to those matters reserved to our stockholders. The primary responsibilities of our Board include:

•	the selection, compensation and evaluation of our Chief Executive Officer and oversight over succession planning;

•	oversight of our strategic planning;

•	approval of all our material transactions and financings;

•	oversight of processes that are in place to promote compliance with law and high standards of business ethics;

•	advising management on major issues that may arise; and

•	evaluating the performance of the Board and its committees, and making appropriate changes where necessary.

Members of our Board of Directors are divided into three classes based on their term of office (Class I, II and III). The directors in each such class hold office for staggered terms of three years each. At present, we have three Class I directors, three Class II directors and three Class III directors. Our Board has determined that the Board shall consist of nine directors.

The following table shows the composition of our Board after the annual meeting, assuming the election of the proposed slate of director nominees:

Class	Directors
Class I: Term expires at the 2016 annual meeting and every three years thereafter	Robert L. Clarke Martin M. Ellen Steven R. Rowley

Class II: Term expires at the 2014 annual meeting and every three years thereafter	Laurence E. Hirsch Michael R. Nicolais Richard R. Stewart

Class III: Term expires at the 2015 annual meeting and every three years thereafter	F. William Barnett Ed H. Bowman David W. Quinn

Director Independence

NYSE corporate governance rules require that our Board of Directors be comprised of a majority of independent directors. Our Board of Directors has determined, upon the recommendation of our Corporate Governance and Nominating Committee, which we refer to as our “Governance Committee,” that all members of our Board of Directors, other than Mr. Rowley, are “independent” within the meaning of the independence requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and the corporate governance rules of the NYSE.

In determining that eight of our nine directors are “independent,” our Board of Directors considered the following facts:

•	Messrs. F. William Barnett, Ed H. Bowman, Robert L. Clarke, Martin M. Ellen and Richard R. Stewart have no relationship with the Company that potentially affects their independence.

•

From 1987 until his retirement in March 2002, Mr. David W. Quinn was an officer of Centex Corporation, our former parent, which we refer to as “Centex.” Because it has been over five years since his retirement as an officer of Centex and in light of the absence of any other material relationship with the Company (other than as a director of the Company), our Board of Directors has determined that Mr. Quinn has no material relationship with the Company.

•

From 1985 until his retirement in March 2004, Mr. Laurence E. Hirsch was an officer of Centex. Mr. Hirsch was also our interim Chief Executive Officer for approximately six months from April 2003 until September 2003 prior to the appointment of Mr. Rowley as Chief Executive Officer in September 2003. Because it has been over five years since Mr. Hirsch retired from Centex or served as an officer of the Company on an interim basis, and in light of the absence of any other material relationship with the Company (other than as a director of the Company), our Board of Directors has determined that Mr. Hirsch has no material relationship with the Company.

•

Mr. Michael R. Nicolais entered into an employment relationship with a company owned by another member of our Board of Directors, Laurence E. Hirsch, in 2004. In particular, in April 2004, Mr. Nicolais accepted employment as president of Highlander Partners L.P., or “Highlander Partners,” a private investment partnership of which Mr. Hirsch is the sole equity owner. In view of, among other things: (1) the fact that Mr. Nicolais has never served as an officer or employee of the Company or any of its parents or subsidiaries; (2) the employment relationship between Mr. Nicolais and Highlander Partners commenced after the completion of the spin-off of the Company from Centex and after the date Mr. Hirsch retired as an executive officer and director of Centex; (3) the investment services provided by Mr. Nicolais to Highlander Partners are largely unrelated to the Company (except to the extent that such services involve investment services relating to a portion of the shares of our Common Stock beneficially owned by Mr. Hirsch); and (4) the fact that, as described above, our Board of Directors has determined that Mr. Hirsch himself has no material relationship with the Company, our Board of Directors determined that Mr. Nicolais has no material relationship with the Company.

Nominees

Each of the nominees listed below is currently a member of our Board of Directors. Each of these nominees has been recommended for nomination by our Governance Committee (with Mr. Clarke abstaining as to his own nomination) after considering the criteria described below under the heading “Corporate Governance and Nominating Committee.” We have no reason to believe that any of the listed nominees will become unavailable for election, but if for any reason that should be the case, proxies may be voted for substitute nominees. Because this is an uncontested election of directors, a majority of votes cast by the holders of our Common Stock (number of shares voted “for” a director nominee must exceed the number of votes cast “against” the director nominee) will be required to elect the nominees for director in accordance with our Bylaws and our Corporate Governance Guidelines. (A plurality voting standard would apply in a contested election.) If an incumbent director is not re-elected, such director will promptly tender his or her resignation to the Chairman of the Board, and a special committee of independent directors will consider the resignation and make a recommendation to the Board as to whether to accept or reject such resignation. The Board will then publicly disclose its decision regarding the resignation and the rationale behind the decision.

Although each of the nominees is standing for election to a three-year term, Mr. Clarke may (if elected) retire from the Board before the completion of his full term in accordance with the Company’s director retirement policy.

Recommendation of the Board

Our Board of Directors recommends that holders of Common Stock vote “for” the election of the nominees listed below to serve as Class I directors for a three-year term ending at our 2016 annual meeting of stockholders:

Robert L. Clarke

Martin M. Ellen

Steven R. Rowley

Director Qualifications

Set forth below is information about the nominees standing for election at our 2013 annual meeting, as well as our continuing directors whose terms of office do not expire at such annual meeting. The biographical information appearing below regarding the nominees for director and continuing directors has been furnished to us by the respective nominees and directors. Also included below is a brief description of how each individual’s experience qualifies him to serve as a director of the Company.

Nominees for Director Whose Terms Expire at our 2013 Annual Meeting

(Class I Directors)

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies
Robert L. Clarke	70	1994

Mr. Clarke was a partner in the law firm of Bracewell & Giuliani LLP (formerly known as Bracewell & Patterson) from 1971 to December 1985, returned to the firm as a partner in March 1992 and currently is a senior partner in that firm. From December 1985 to February 1992, he was Comptroller of the Currency of the United States. Mr. Clarke is also a director of Stewart Information Services Corporation. Mr. Clarke is a member of the Audit Committee and Compensation Committee of our Board of Directors.

Mr. Clarke brings to the Board, the Audit Committee and the Compensation Committee extensive financial and legal experience and knowledge of corporate governance and financial oversight gained from his long legal career, his membership on the boards of other public companies and his service as Comptroller of the Currency of the United States.

Martin M. Ellen	59	2013

Mr. Ellen was appointed to our Board in May 2013. Mr. Ellen has served as Chief Financial Officer and Executive Vice President at Dr Pepper Snapple Group, Inc. since April 2010. Mr. Ellen also served as the Chief Financial Officer and Senior Vice President—Finance of Snap-on Inc. from November 2002 to March 2010. Mr. Ellen is a certified public accountant and serves on our Audit Committee.

Mr. Ellen brings to the Board and the Audit Committee his extensive management, finance and audit experience gained from over 25 years serving as chief financial officer with public and private companies and prior experience with a major accounting firm.

Steven R. Rowley	60	2003

Mr. Rowley has been the Company’s President and Chief Executive Officer and a member of our Board of Directors since September 2003. Mr. Rowley is also a member of the Executive Committee of our Board of Directors. Mr. Rowley joined the Company in 1991 as a plant manager at its Nevada cement operations and subsequently became Executive Vice President of the Company’s Illinois Cement Company subsidiary in June of 1995. Mr. Rowley was named the Company’s Executive Vice President-Cement in 1998. In 2001, Mr. Rowley’s operational responsibilities were expanded to include concrete and aggregates. Mr. Rowley was the Company’s Chief Operating Officer from October 2002 until September 2003.

Mr. Rowley brings to the Board his extensive executive and operations experience in the construction products industry, including over 20 years of service with the Company.

Continuing Directors Whose Terms Expire at our 2014 Annual Meeting

(Class II Directors)

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies
Laurence E. Hirsch	67	1985

Mr. Hirsch is chairman of Highlander Partners, a private investment company. He has served as chairman of our Board of Directors from July 1999 to the present and also served in that capacity from January 1994 through December 1997. He was our interim Chief Executive Officer from April 2003 through September 2003. Mr. Hirsch is a member of the Executive Committee of our Board of Directors. Until his retirement on March 31, 2004, Mr. Hirsch served Centex Corporation in various capacities, including as President beginning in 1985, as Chief Executive Officer beginning in July 1988 and as chairman of its board of directors beginning in July 1991. Mr. Hirsch served as a director of Belo Corp. from August 1999 through January 2008 and continued as a director of A. H. Belo until May 2011. Mr. Hirsch served as a director of the Federal Home Loan Mortgage Corp. (Freddie Mac) from November 2009 until February 2012. Mr. Hirsch is currently Chairman of the Center for European Policy Analysis.

Mr. Hirsch brings to the Board his extensive executive experience gained through his service as the CEO of a public company. In addition, Mr. Hirsch brings extensive knowledge of the Company through having served as our Chairman for nearly 20 years. Mr. Hirsch also brings valuable experience as an executive officer within the construction products industry and his knowledge of corporate governance and financial oversight gained from his membership on the boards of other public companies.

Michael R. Nicolais	55	2001

In April 2004, Mr. Nicolais became president of Highlander Partners. From August 2002 until March 2004, Mr. Nicolais served as managing director of Stephens, Inc., an investment banking firm. Prior to joining Stephens, Inc., he was a partner in the private investment firm of Olivhan Investments, L.P. from March 2001 until August 2002. From August 1986 to December 2000, he was employed by Donaldson, Lufkin & Jenrette Securities Corporation’s Investment Banking Division, most recently in the position of Managing Director and co-head of that firm’s Dallas office. Mr. Nicolais has been a member of our Board of Directors since 2001. He also serves as a member of the Compensation Committee and the Governance Committee.

Mr. Nicolais brings to the Board, the Governance Committee and the Compensation Committee his extensive knowledge of capital markets, financial analysis and financial oversight gained through his experience as an investment banker and investment manager.

Richard R. Stewart	63	2006

From 1998 until 2006 Mr. Stewart served as President and CEO of GE Aero Energy, a division of GE Power Systems and as an officer of General Electric Company. Mr. Stewart retired from General Electric in 2006. Mr. Stewart’s career at General Electric began in 1998 as a result of General Electric’s acquisition of the gas turbine business of Stewart & Stevenson Services, Inc. Mr. Stewart began his career at Stewart & Stevenson in 1972 and while at Stewart & Stevenson served in various positions including as Group President and member of the board of directors. Mr. Stewart also served as a director of Plug Power Inc. from July of 2003 to March of 2006. Mr. Stewart became a director of Kirby Corporation in 2008 and a director of Lufkin Industries, Inc. in 2009. Mr. Stewart serves as chairman of the Compensation Committee of our Board of Directors.

Mr. Stewart brings to the Board and the Compensation Committee his proven leadership and business experience as the former CEO of a manufacturing company. Mr. Stewart also brings corporate governance and compensation experience gained from membership on the boards of other public companies and as an officer with General Electric.

Continuing Directors Whose Terms Expire at our 2015 Annual Meeting

(Class III Directors)

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies
F. William Barnett	66	2003

Mr. Barnett retired in 2003 from his position as a Director in the Dallas office of McKinsey & Company, Inc., an international consulting firm, after 23 years of employment, where he led the firm’s Strategy Practice. Mr. Barnett also served as a director of Papa John’s International, Inc. from 2003 until March 2009, and has been an Adjunct Professor at the Yale School of Management and the Jesse H. Jones Graduate School of Business at Rice University. Mr. Barnett currently chairs our Governance Committee.

Mr. Barnett brings to the Board and the Governance Committee his corporate governance and strategy development and implementation experience gained from his long career in management consulting and his service on another board.

Ed H. Bowman	66	2011

Mr. Bowman served as Chief Executive Officer, President and a director of SOURCECORP from 1996 until 2012. Prior to 1996, Mr. Bowman was a senior executive at First Data Corporation. Mr. Bowman joined our Board in May 2011. Mr. Bowman serves on the advisory board of the J. Mack Robinson College of Business at Georgia State University.

Mr. Bowman brings to the Board his proven leadership and business experience as the recently retired CEO of an expanding company. Mr. Bowman also brings corporate governance, finance and compensation knowledge gained from his experience at other public companies.

David W. Quinn	71	1994

Mr. Quinn served as a director of Centex from 1989 until its merger with Pulte in 2009, as Vice Chairman of the Board of Directors of Centex from May 1996 to March 2002, as Executive Vice President of Centex from February 1987 to May 1996, and Chief Financial Officer of Centex from February 1987 until June 1997 and again from October 1997 until May 2000. Mr. Quinn is the chairman of the Audit Committee of our Board of Directors.

Mr. Quinn brings to the Board and the Audit Committee his extensive management, financial and audit experience gained from his 17 years as CFO and/or Vice Chairman of the Company’s former parent company and through prior experience as a partner with a major accounting firm. Mr. Quinn also brings corporate governance experience gained from membership on the boards of other public and private companies.

Board Meetings and Attendance Records

During the Company’s fiscal year ended March 31, 2013, our Board of Directors held four regularly scheduled meetings and two special meetings. During such fiscal year, all of the incumbent directors attended at least 75% of the meetings of the Board and the committees of the Board on which they served. In accordance with our informal policy, we anticipate that all continuing directors and nominees will attend our 2013 annual stockholders meeting. All of our directors attended our 2012 annual meeting. We strongly encourage all directors to attend our stockholder meetings. Our non-employee directors (which currently constitute all our directors, except for Mr. Rowley) meet immediately after all Board meetings without management present. Mr. Hirsch presides at all executive sessions of the non-employee directors.

BOARD COMPENSATION

Board compensation for the 12 month period from August 2012 through July 2013 was approved by our Board of Directors in June 2012—at the same time long-term incentive compensation was approved for management. The Board approved the same compensation levels paid last year by adopting a director compensation structure in which directors who are not employees of the Company or any of our subsidiaries received compensation for their services during the 12 month period from August 2012 through July 2013 by electing one of the following two compensation package alternatives: (1) total compensation valued at $150,000, of which $75,000 is paid in cash and the remainder is provided in the form of an equity grant valued at $75,000; or (2) an equity grant valued at $170,000. The grant date value of the equity grant under either alternative is comprised of half restricted stock and half options to purchase Common Stock. In accordance with the terms of the Eagle Materials Inc. Incentive Plan, the exercise price of stock options is set at closing price of the Common Stock on the NYSE on the date of grant. The number of option shares is determined as of the date of grant by using the Black-Scholes method, and the number of shares of restricted stock is determined as of the date of grant using the closing price of the Common Stock on the NYSE on the date of grant. All the options granted to directors in June 2012 became exercisable in December 2012 and have a ten-year term. The restricted stock granted to directors in June 2012 became earned in December 2012 but the restrictions will not lapse until the director’s service on the Board terminates because of the director’s death or the director’s retirement in accordance with the Company’s director retirement policy, or under such circumstances as are approved by the Compensation Committee.

Non-employee directors who chair committees of the Board of Directors receive additional annual compensation. The Governance Committee Chair receives a fee of $10,000 per year. The chairs of the Audit Committee and the Compensation Committee each receive a fee of $15,000 per year. The Chairman of the Board receives a fee of $50,000 per year. Chairpersons who elect to receive all Board compensation in the form of equity may also elect to receive this additional compensation in the form of options to purchase Common Stock, in which case a 26.67% premium is added to such fees when valuing the number of options to be received by such chairperson.

If directors hold restricted stock units, which we refer to as “RSUs,” granted as part of director compensation in prior fiscal years (which currently includes all non-employee directors other than Ed Bowman, Martin Ellen, David Quinn and Richard Stewart), these directors will accrue dividend equivalent units as and when the Company pays a cash dividend on the Common Stock in accordance with the terms of the RSUs. If directors hold restricted stock granted as part of director compensation (which includes all non-employee directors), these directors will be paid cash dividends as and when the Company pays a cash dividend on the Common Stock in accordance with the terms of the restricted stock award agreements.

All directors are reimbursed for reasonable expenses of attending meetings.

Non-Employee Director Compensation for Fiscal Year 2013

The table below summarizes the compensation paid by the Company to our non-employee directors for the fiscal year ended March 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
F. William Barnett(3)	—	$91,334	$91,336	—	—	—		$182,670
Ed H. Bowman(4)	—	85,000	85,012	—	—	—		170,012
Robert L. Clarke(4)	—	85,000	85,012	—	—	—		170,012
Martin M. Ellen(5)	—	—	—	—	—	—		—
Laurence E. Hirsch(6)	—	116,669	116,673	—	—	—		233,342
Michael R. Nicolais(7)	$75,000	37,497	37,507	—	—	—		150,004
David W. Quinn(8)	—	94,500	94,505	—	—	$28,300	(9)	217,305
Richard R. Stewart(10)	90,000	37,497	37,507	—	—	—		165,004

(1)	The amounts in this column reflect the value of restricted stock awards made to the directors in the fiscal year ended March 31, 2013 and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, refer to footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2013 included in the Company’s Annual Report on Form 10-K filed with the SEC on May 24, 2013, or “Fiscal 2013 Form 10-K.”
(2)	The amounts in this column reflect the value of option awards made to the directors in the fiscal year ended March 31, 2013 and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, refer to footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2013 included in the Fiscal 2013 Form 10-K.
(3)	Mr. Barnett is the Chair of the Governance Committee. He elected to receive 100% of his director compensation fiscal 2013 in the form of equity (including his chairperson fee).
(4)	Messrs. Bowman and Clarke elected to receive 100% of their director compensation for fiscal 2013 in the form of equity.
(5)	Mr. Ellen did not serve as a director during fiscal 2013. He was appointed to the Board on May 31, 2013.
(6)	Mr. Hirsch is the Chairman of the Board. He elected to receive 100% of his director compensation for fiscal 2013 in the form of equity (including his chairperson fee).
(7)	Mr. Nicolais elected to receive 50% of their director compensation for fiscal 2013 in the form of equity and 50% in cash.
(8)	Mr. Quinn is the Chair of the Audit Committee. He elected to receive 100% of his director compensation for fiscal 2013 in the form of equity (including his chairperson fee).
(9)	Represents the value of Common Stock paid during such fiscal year for dividend equivalent units accruing under RSUs. Dividend equivalent units are credited as additional RSUs to holders of our earned RSUs at any time we pay a cash dividend on our Common Stock. In fiscal 2013, Mr. Quinn was paid Common Stock for dividend equivalent units valued at $28,300. Dividend equivalent units credited to the other directors in fiscal 2013 in additional RSUs are included in the amounts reflected in the “RSUs” column of the chart immediately below
(10)	Mr. Stewart is the Chair of the Compensation Committee. He elected to receive 50% of his director compensation for fiscal 2013 in the form of equity and 50% in the form of cash. Mr. Stewart also elected to receive his committee chairperson fee in cash.

The following chart shows the number of outstanding stock options and RSUs held by each director as of March 31, 2013.

Name	Stock Options(1)	RSUs(2)	Restricted Stock(3)
F. William Barnett	108,274	8,523	2,711
Ed H. Bowman	—	—	2,523
Robert L. Clarke	102,098	8,523	2,523
Martin M. Ellen	—	—	—
Laurence E. Hirsch	137,593	11,058	3,463
Michael R. Nicolais	38,534	3,748	1,113
David W. Quinn	28,243	—	2,805
Richard R. Stewart	19,196	—	1,113

(1)	All of these stock options are fully exercisable.
(2)	The RSUs granted to non-employee directors are vested in full on the date of grant but are not payable until the non-employee director’s service on the board terminates because of the director’s death or the director’s retirement in accordance with the Company’s director retirement policy, or under such circumstances as are approved by the Compensation Committee. The number of RSUs reflected in this column includes the following aggregate dividend equivalent units, which are accrued by holders of our RSUs at any time we pay a cash dividend on our Common Stock: Mr. Barnett – 1,011 RSUs; Mr. Clarke – 1,011 RSUs; Mr. Hirsch – 1,315 RSUs; and Mr. Nicolais – 448 RSUs.
(3)	The restricted stock granted to non-employee directors is earned but the restrictions will not lapse until the non-employee director’s service on the board terminates because of the director’s death or the director’s retirement in accordance with the Company’s director retirement policy, or under such circumstances as are approved by the Compensation Committee. Any cash dividends declared and paid by the Company during the restricted period are paid in cash with respect to such restricted stock.

Board Leadership Structure and Role in Risk Oversight

The positions of Chairman of the Board and CEO are performed by two different persons. Mr. Rowley, our CEO, focuses on the day-to-day operation of the Company’s businesses and participates in both operational and long-term strategy and development. Mr. Hirsch, our Chairman, oversees the Company’s general strategic direction and leads and manages the Board.

As part of its primary risk management function, the Audit Committee oversees the preparation by management of a risk report on a quarterly basis. However, our entire Board of Directors is also charged with, and is actively involved in, identifying, evaluating and managing risks on behalf of the Company, and the Board undertakes to hold discussions on these topics with management and the Audit Committee throughout the year. Further, the independent directors address risk management in executive sessions without management present. As appropriate in the context of their chartered roles, the Board’s other committees also perform risk management and oversight activities during the year. For example, the Governance Committee is responsible for overseeing governance issues that may create governance risks, such as board composition, director selection and other governance policies and practices that are critical to the success of the Company.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, management, the Compensation Committee and the Board have assessed the Company’s compensation programs. Based upon all of the facts and circumstances available to the Company at the time of the filing of this Proxy Statement, the Board has concluded that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company or encourage unnecessary and excessive risk-taking. This assessment was overseen by the Compensation Committee, in consultation with management. We reviewed the compensation policies and practices in effect for our executive officers, senior management and other employees and assessed the features we have built into the compensation programs to discourage excessive risk-taking. These features include, among other things, a balance between different elements of compensation, use of different time periods and performance metrics for different elements of compensation, restrictions on pricing authority, review and approval of material contracts, and stock ownership guidelines for senior management.

Board Committees

The standing committees of our Board of Directors include the Audit Committee, the Compensation Committee, the Governance Committee and the Executive Committee. The following table lists the chairpersons and members of each committee as of March 31, 2013, and the number of meetings held by each committee during the fiscal year ended March 31, 2013:

Director	Audit(1)	Compensation	Governance	Executive
F. William Barnett			Chair
Ed H. Bowman	Member	Member
Robert L. Clarke	Member		Member
Laurence E. Hirsch				Chair
Michael R. Nicolais		Member	Member
David W. Quinn	Chair
Steven R. Rowley				Member
Richard R. Stewart		Chair
Number of Meetings in Fiscal 2013	7	10	5	0

(1)	On May 31, 2013, Martin M. Ellen was appointed to the Board and as the fourth member of the Audit Committee.

Audit Committee

Our Board has a standing Audit Committee, composed of at least three independent directors. Our Audit Committee assists the Board in fulfilling its responsibility to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors and the performance of our internal audit function and independent auditors. Our Audit Committee is governed by an amended and restated Audit Committee charter, a copy of which may be viewed on our website at www.eaglematerials.com and will be provided free of charge upon written request to our Secretary at our principal executive office.

Our Board has determined that each member of our Audit Committee is independent within the meaning of applicable (1) corporate governance rules of the NYSE and (2) requirements set forth in the Exchange Act and the applicable SEC rules. In addition, our Board has determined that each member of our Audit Committee satisfies applicable NYSE standards for financial literacy and that, based on his auditing and financial experience, including over seventeen (17) years as CFO and/or Vice Chairman of the Company’s former parent company and through prior experience as a partner with a major accounting firm, Mr. Quinn is an “audit committee financial expert” within the meaning of the rules of the SEC.

Unless otherwise determined by the Board, no member of our Audit Committee may serve as a member of an audit committee of more than two other public companies.

Certain key functions and responsibilities of our Audit Committee are to:

•

select, appoint, compensate, evaluate, retain and oversee the independent auditors engaged for purposes of preparing or issuing an audit report or related work or performing other audit, review, or attestation services for us;

•

obtain and review, at least annually, a formal written statement from our independent auditors describing all relationships between our auditors and the Company and engage in a dialogue with our auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors and to recommend appropriate action in response to the reports to our Board;

•

pre-approve all audit engagement fees and terms and all permissible non-audit services provided to us by our independent auditors, in accordance with the committee’s policies and procedures for pre-approving audit and non-audit services;

•

establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	discuss our annual audited financial statements, quarterly financial statements and other significant financial disclosures with management and our independent auditors;

•

discuss with management the types of information to be disclosed and the types of presentations to be made in our earnings press releases, as well as the financial information and earnings guidance we provide to analysts and rating agencies;

•	annually review and assess the performance of the Audit Committee and the adequacy of its charter;

•	discuss policies with respect to risk assessment and risk management; and

•	prepare the report that is required to be included in our annual proxy statement regarding review of financial statements and auditor independence.

Our Audit Committee’s report on our financial statements for the fiscal year ended March 31, 2013 is presented below under the heading “Audit Committee Report.”

Our Audit Committee meets separately with our independent auditors and with members of our internal audit staff outside the presence of the Company’s management or other employees to discuss matters of concern, to receive recommendations or suggestions for change and to exchange relevant views and information.

Compensation Committee

Our Board’s Compensation Committee is composed of independent directors who meet the corporate governance standards of the NYSE, qualify as “non-employee directors” within the meaning of Rule 16b-3(b)(3) of the Exchange Act and as “outside directors” within the meaning of the Internal Revenue Code. Under its amended and restated charter, which you may review on our web site at www.eaglematerials.com (and a copy of which will be provided to you free of charge upon written request to our Secretary at our principal executive office), the primary purposes of our Compensation Committee are to assist the Board in discharging its responsibilities relating to compensation of our Chief Executive Officer and other senior executives and to direct the preparation of the reports regarding executive compensation that the rules of the SEC require to be included in our annual proxy statement. The Compensation Committee is authorized to hire outside advisers. For additional information regarding outside advisers engaged by the Compensation Committee, please see “Compensation Discussion and Analysis” beginning on page 18 of this proxy statement.

Certain key functions and responsibilities of our Compensation Committee are to:

•

periodically review and make recommendations to our Board as to our general compensation philosophy and structure, including reviewing the compensation programs for senior executives and all of our benefit plans to determine whether they are properly coordinated and achieve their intended purposes;

•

annually review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate his or her performance as measured against such goals and objectives and to set the salary and other cash and equity compensation for our Chief Executive Officer based on such evaluation;

•

review and, after the end of the fiscal year and in consultation with our Chief Executive Officer, approve the compensation of our senior executive officers who are required to make disclosures under Section 16 of the Exchange Act, who we refer to as our “senior executive officers”;

•	administer the Company’s compensation plans for which it is named as plan administrator, including our Incentive Plan;

•	report on compensation policies and practices with respect to our executive officers as required by SEC rules; and

•	review and assess the performance of the Compensation Committee and the adequacy of its charter annually and recommend any proposed changes to the Board.

In accordance with the terms of our Incentive Plan, the Compensation Committee has delegated to the Special Situation Stock Option Committee (whose sole member is our CEO) the authority to grant time-vesting stock options in special circumstances. Under this authorization, the Special Situation Stock Option Committee may grant stock options to newly-hired employees and newly-promoted employees, under terms set by the Compensation Committee. This authority, which expires on May 31, 2014, is limited to an aggregate of 60,000 option shares, no one individual may receive more than 15,000 option shares, and Section 16 reporting persons may not receive awards pursuant to this authority. Stock options granted under this delegation of authority vest 20% per year commencing on the first anniversary of the grant date. During fiscal 2013, 36,000 stock options were granted to employees under this authority.

Our Compensation Committee’s report for the fiscal year ended March 31, 2013 is presented below under the heading “Compensation Committee Report” beginning on page 17 of this proxy statement.

Our Compensation Committee meets as often as it deems appropriate, but no less than twice per year.

Governance Committee

Our Board’s Governance Committee is composed of independent directors who meet the corporate governance standards of the NYSE. The primary purposes of this committee are: (1) to advise and counsel our Board and management regarding, and oversee our governance, including our Board’s selection of directors; (2) to develop and recommend to the Board a set of corporate governance principles for the Company; and (3) to oversee the evaluation of our Board and management. Our Governance Committee has adopted a written charter, and our Board has also adopted Corporate Governance Guidelines. Both the Governance Committee charter and the Corporate Governance Guidelines may be viewed on our web site at www.eaglematerials.com and will be provided free of charge upon written request to our Secretary at our principal executive office.

Certain key functions and responsibilities of our Governance Committee are to:

•	develop, periodically review and recommend a set of corporate governance guidelines for the Company to the Board;

•	periodically review corporate governance matters generally and recommend action to the Board where appropriate;

•	review and assess the adequacy of its charter annually and recommend any proposed changes to our Board for approval;

•	monitor the quality and sufficiency of information furnished by management to our Board;

•	actively seek, recruit, screen, and interview individuals qualified to become members of the Board, and consider management’s recommendations for director candidates;

•	evaluate the qualifications and performance of incumbent directors and determine whether to recommend them for re-election to the Board;

•	establish and periodically re-evaluate criteria for Board membership;

•	recommend to the Board the director nominees for each annual stockholders’ meeting; and

•	recommend to the Board nominees for each committee of the Board.

The Governance Committee initiates and oversees an annual evaluation of the effectiveness of the Board and each committee, as well as the composition, organization (including committee structure, membership and leadership) and practices of the Board. This evaluation is confidential as to each member of the Board and its committees. Part of the Governance Committee’s self-evaluation process involves an assessment of the effectiveness of the Company’s corporate governance policies, which includes the Company’s policies surrounding diversity.

Among the criteria the Governance Committee uses in evaluating the suitability of individual nominees for director (whether such nominations are made by management, a stockholder or otherwise) are their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties and the likelihood that he or she will be able to serve on the Board for a sustained period. In connection with the selection of nominees for director, the Governance Committee gives due consideration to diversity in perspectives, backgrounds, business experiences, professional expertise, gender and ethnic background among the Board members.

Members of the Governance Committee, other members of the Board or executive officers may, from time to time, identify potential candidates for nomination to our Board. All proposed nominees, including candidates recommended for nomination by stockholders in accordance with the procedures described below, will be evaluated in light of the criteria described above and the projected needs of the Board at the time. As set forth in its charter, the Governance Committee may retain a search firm to assist in identifying potential candidates for nomination to the Board of Directors.

Our Governance Committee will consider candidates recommended by stockholders for election to our Board. A stockholder who wishes to recommend a candidate for evaluation by our Governance Committee should forward the candidate’s name, business or residence address, principal occupation or employment and a description of the candidate’s qualifications to the Chairman of the Governance Committee at the following address: Eagle Materials Inc., Attention: Secretary, 3811 Turtle Creek Boulevard, Suite 1100, Dallas, Texas 75219-4487.

Our Bylaws provide that, to be considered at the 2014 annual meeting, stockholder nominations for the Board of Directors must be submitted in writing and received by our Secretary at the executive offices of the Company during the period beginning on February 8, 2014 and ending May 9, 2014, and must contain the information specified by and otherwise comply with the terms of our Bylaws. Any stockholder wishing to receive a copy of our Bylaws should direct a written request to our Secretary at the Company’s principal executive offices.

No nominees for election to the Board at our 2013 annual meeting of stockholders were submitted by stockholders or groups of stockholders owning more than 5% of our Common Stock.

Executive Committee

The principal function of our Board’s Executive Committee is to exercise all of the powers of the Board to direct our business and affairs between meetings of the Board, except that the Executive Committee may not amend our Certificate of Incorporation or Bylaws, adopt an agreement of merger or consolidation under Delaware law, recommend the sale of all or substantially all of our assets or recommend the dissolution of the Company or the revocation of a dissolution. In addition, unless authorized by resolution of our Board of Directors, the Executive Committee may not declare a dividend, authorize the issuance of stock or adopt a certificate of ownership and merger under Delaware law.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee had a relationship during the fiscal year ended March 31, 2013 that requires disclosure as a Compensation Committee interlock.

How to Contact Our Board

Shareholders and other interested parties can communicate directly with our Board, a committee of our Board, our independent directors as a group, our Chairman of the Board or any other individual member of our Board by sending the communication to Eagle Materials Inc., 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487, to the attention of the director or directors of your choice (e.g., “Attention: Chairman of the Board of Directors” or “Attention: All Independent Directors,” etc.). We will relay communications addressed in this manner as appropriate. Communications addressed to the attention of the entire Board are forwarded to the Chairman of the Board for review and further handling.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following list sets forth the names, ages as of the date of this proxy statement and principal occupations of each person who was an executive officer of the Company during the fiscal year ended March 31, 2013 and who is not also a member of our Board. Except as noted below, all of these persons have been elected to serve until the next annual meeting of our Board or until their earlier resignation or removal.

Name	Age	Title
D. Craig Kesler	37	Executive Vice President – Finance and Administration and Chief Financial Officer (has held current office since August 2009; Vice President – Investor Relations and Corporate Development from March 2005 through August 2009; Audit Manager of Ernst & Young LLP from April 2002 through September 2005).

Gerald J. Essl	63	Executive Vice President – Cement/Aggregates and Concrete (has held current office since January 2003; President of Texas Lehigh Cement Company from 1985 through December 2002).

James H. Graass	55	Executive Vice President, General Counsel and Secretary (Executive Vice President and General Counsel since November 2000; Mr. Graass was named Secretary of the Company in July 2001).

David B. Powers	63

Executive Vice President – Gypsum and President of American Gypsum Company

(has held current office since January 2005; Executive Vice President – Marketing, Sales and Distribution of American Gypsum Company from June 2002 through December 2004; Vice President, Customer Service of USG Corporation from 2000 through 2002; Vice President, Specialty Products and Architectural Systems Business of USG Corporation from 1998 through 2000).

Robert S. Stewart	59	Executive Vice President – Strategy, Corporate Development and Communications (has held current office since August 2009; Senior Vice President of Centex Corporation from 2000 through August 2009).

William R. Devlin	47

Senior Vice President, Controller and Chief Accounting Officer

(has held current office since August 2009; Vice President and Controller from October 2005 through August 2009; Director of Internal Audit from September 2004 through September 2005; Senior Manager of PricewaterhouseCoopers LLP from July 1999 through August 2004).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Richard R. Stewart, Chairman

Ed H. Bowman

Michael R. Nicolais

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Strong Performance

Because Eagle Materials operates in the highly cyclical construction products industry, our performance relative to our industry peers is a critical consideration when evaluating management performance. Peer comparisons help to distinguish the effects of management performance from the more general effects of business cycle trends, thereby providing important information that has bearing on management rewards. For purposes of the discussion that follows, our “direct peers” are four domestic public company competitors, our “industry peers” are the direct peers plus international industry participants, and our “compensation peers” are the direct peers plus supplemental peers, in each case as described more fully in the “Benchmarking” section below.

The Compensation Committee believes that certain operational/financial metrics, including those that are relevant to a company’s position as a low-cost producer, are important to maintaining a long-term competitive advantage in commodity businesses like those in which Eagle participates and are key factors in assessing the Company’s performance against its industry peers. In line with our belief, in setting compensation for our fiscal year ended March 31, 2013, our Compensation Committee reviewed (at the beginning of such fiscal year) the Company’s performance against its direct peers and industry peers using several different metrics, including net income growth (five- and three-year), revenue growth (five- and three-year), average return on total capital (ten-, five- and three-year), return on equity (five- and three-year), return on assets (five- and three-year), earnings per share, and total shareholder return (ten-, five-, three- and one-year). Against direct peers, the Company’s performance was at the 100th percentile in nine of the 16 categories, including every measure of total shareholder return and average return on total capital, and below the median in only one category. Against the entire industry peer group, the Company’s performance was at the 100th percentile in two of the 16 categories and above the median in all but four categories.

During our fiscal year ended March 31, 2013, the Company continued its strong performance relative to its industry peers. The following graphs demonstrate Eagle’s superior performance as measured by total shareholder return relative to its peers over time:

Source: Longnecker & Associates. All measures are for the periods ended as of our 3/31/13 fiscal year end.

Direct Peers: Martin Marietta Materials, Inc., Texas Industries Inc., USG Corp., Vulcan Materials Company

Industry Peers: Martin Marietta Materials Inc., Texas Industries Inc., USG Corp., Vulcan Materials Company, Titan Cement Co. S.A., CRH, Buzzi Unicem S.p.A., Holcim Ltd., HeidelbergCement AG, Lafarge S.A., Cementos Bio-Bio S.A., Cementos Portland Valderrivas, Cemex S.A.B. de C.V., Italcementi S.p.A., Cementos Argos S.A., Headwaters Incorporated

The Company’s prudent use of debt and its low-cost position in its markets left Eagle well-positioned to capitalize during fiscal 2013 on new opportunities in the emerging construction recovery, including its November 2012 acquisition of assets from Lafarge North America, the ongoing development of its frac sand line of business, and the expansion of its oil well cement production capabilities.

Our Compensation Practices

Pay-for-performance is a longstanding core tenet of our compensation philosophy and one of the keys to Eagle’s long-term success. For years, our executive compensation programs have incorporated pay-for-performance and many other compensation best practices, including the following:

•	No employment agreements with our executives.

•	No tax gross-up agreements with our executives.

•	No defined benefit plans are provided to our executives.

•	Our incentive plan (whether the current incentive plan or the amended and restated incentive plan submitted as Proposal No. 3 in this proxy statement) prohibits the re-pricing of options.

•	A substantial portion of our annual long-term compensation awards are performance-based.

•	Our executives are provided very limited perquisites.

•	The benefits provided to our executives under the defined contribution Profit Sharing and Retirement Plan are determined on the same basis as the benefits provided all salaried employees.

•	Our stock ownership guidelines require management to align their long-term interests with those of our stockholders.

•	Under our insider trading policy, employees and executives are prohibited from speculating in our securities or engaging in transactions designed to hedge their ownership interests.

At Eagle Materials, we do not view our employees as “merely an expense” of the Company. Instead, we strive to invest in our people and their futures as a means of delivering more long-term value to our stockholders and customers.

Fiscal 2013 Compensation Highlights

The following highlights of our executive compensation program in fiscal 2013 exemplify our long-standing commitment to sound compensation practices, including pay-for-performance.

•	The various components of the compensation payable to our Named Executive Officers, or “NEOs,” during fiscal 2013 are as follows:

•

The base salaries for fiscal 2013 for our NEOs are on average between the median and the 75th percentile base salary of our compensation peer group. Except for our CFO, none of our CEOs received an increase in their base salary for fiscal 2013.

•	Approximately 40% of the total compensation of our CEO and our other NEOs for fiscal 2013 was performance-based.

•

100% of our cash annual incentive bonus for our NEOs for fiscal 2013 was performance-based in that the bonus pool amount varies with operating earnings. For example, the Eagle Annual Incentive Program bonus pool (in which three of our NEOs participate, along with other executives) was $1,795,327 in fiscal 2013, compared with $835,324 in fiscal 2012 and $3,716,614 in fiscal 2007 (record earnings year). Also, cash annual incentive bonuses were structured in all cases so that they could be adjusted downward by the Compensation Committee at the end of the fiscal year based on an individual NEO’s performance.

•

20% of the value of our annual long-term awards made during fiscal 2013 was in the form of performance-based restricted stock. This grant was to be earned if the Company attained a target level average return on invested capital for the ten years ended March 31, 2013. In May 2013, the Compensation Committee determined that this performance target had been satisfied. One-fifth of the shares vested on the first anniversary of the grant date. The remaining shares will vest ratably on March 31 of 2014, 2015, 2016 and 2017 (assuming continued service by the relevant officer).

•

20% of the value of our annual long-term awards made during fiscal 2013 was in the form of performance-based cash awards. This grant was to be earned if the Company attained a target level of earnings before interest and taxes for the fiscal year ended March 31, 2013. In May 2013, the Compensation Committee determined that this performance target had been satisfied, at which point one-fifth of the cash award was paid. The remaining cash will be paid ratably on March 31 of 2014, 2015, 2016 and 2017 (assuming continued service by the relevant officer).

•

60% of the value of our annual long-term awards made during fiscal 2013 was in the form of time-vesting stock options. One-third of the stock options will vest in June 2013, one-third will vest in June 2014 and one-third will vest in June 2015 (assuming continued service by the relevant officer). Eagle views time-vesting stock options as pay-for-performance awards because they are of value only if and to the extent that the share price at the time of exercise exceeds the market price on the date of grant—executives receive nothing if the price of our stock does not rise above the exercise price.

•	Some key features of our CEO’s fiscal 2013 compensation:

•	Our CEO’s base salary in fiscal 2013 was unchanged from fiscal 2012.

•	Our CEO’s total compensation disclosed in the Summary Compensation Table on page 35 declined 10% from fiscal 2012.

•	The allocation of our CEO’s total compensation among compensation categories is in line with the fiscal 2013 average for our NEOs shown above.

•	38% of our CEO’s total compensation for fiscal 2013 was performance-based.

Advisory Vote on Executive Compensation

At the 2012 Annual Meeting of Stockholders, the Company’s stockholders voted to approve a non-binding advisory resolution approving the compensation paid to our Named Executive Officers as disclosed in the proxy statement for the 2012 Annual Meeting of Stockholders. The vote was 74.70% in favor, 25.25% against (with 0.03% abstaining). Although a substantial majority of the stockholders approved our compensation practices, the 2012 vote represented a decline in support from 2011 (97.6% in favor). The Compensation Committee believes the decrease in the percentage of votes cast in favor of the Company’s executive compensation was the result of a negative say-on-pay voting recommendation issued by a proxy advisory firm. The Company did not agree with the recommendation by that firm primarily because it was based on a comparison to a peer group that included companies that were not comparable to the Company. In response to the negative recommendation, the Company contacted its large institutional stockholders to discuss the Company’s disagreement with the negative recommendation. The Company’s discussions with those institutions indicated general support for the executive compensation program. In light of this feedback and the significant stockholder support of the executive compensation program, no substantive changes were made to the executive compensation program for fiscal 2013 as a result of the stockholder engagement process.

The Compensation Committee is firmly committed to providing its executives with compensation opportunities that are tied to Company performance and stockholder value creation. We encourage you to review the complete description of the Company’s executive compensation program prior to casting your vote on this year’s say-on-pay advisory vote proposal (Proposal No. 2).

Named Executive Officers

This Compensation Discussion and Analysis is intended to provide investors with a more complete understanding of our compensation policies and decisions during fiscal 2013 for the following persons who were “Named Executive Officers” during such fiscal year:

Steven R. Rowley	President and Chief Executive Officer

D. Craig Kesler	Executive Vice President – Finance and Administration and Chief Financial Officer

Gerald J. Essl	Executive Vice President – Cement/Aggregates and Concrete

David B. Powers	Executive Vice President – Gypsum

James H. Graass	Executive Vice President, General Counsel and Secretary

Compensation Philosophy

Our compensation philosophy is based on the principles that executive compensation should:

•	Align the interests of our executives with those of our stockholders,

•	Reflect the Company’s performance as well as the executive’s individual performance,

•	Motivate management to achieve the Company’s operational and strategic goals,

•	Reward performance by both our executives and the Company relative to our peers’ performance in light of business conditions, and

•	Be designed to attract, retain and motivate highly qualified and talented executives over time.

We believe that a significant portion of an executive’s compensation should be “at risk” – that is, dependent upon our operational and financial performance and the individual’s performance. The key features of our executive compensation program include the following:

(1)	We seek to align the interests of executives with those of our stockholders by:

•	Creating a direct and substantial link between the executive’s annual cash incentive bonus and our annual operating earnings,

•	Structuring long-term compensation as predominantly equity awards, so that executives have an appropriate incentive to contribute to the creation of long-term stockholder value, and

•	Requiring executives to meet stock ownership guidelines that will result in each executive holding a meaningful equity stake in the Company.

(2)	We seek to encourage improved performance by:

•	Basing our annual incentive bonus on both our earnings and individual performance, and

•	Tying the vesting of a substantial majority of our equity-based awards to the achievement of financial and/or operating goals.

To achieve our compensation objectives for fiscal 2013, our executive compensation program used a combination of short-term and long-term elements: (1) annual salary, (2) annual incentive bonus, and (3) long-term incentive compensation in the form of stock options, restricted stock and cash. Each element of long-term and short-term compensation is discussed more fully below under the heading “Elements of Executive Compensation.”

No Employment Agreements; No Change-in-Control Agreements. We do not currently have employment agreements or change-in-control agreements with any Named Executive Officer; however, under the terms of our award agreements, unvested equity awards become fully vested and exercisable in the event of a change in control. See “Change in Control Benefits” below.

Compensation Risk

Although a significant portion of potential compensation to our executive officers is performance-based, we do not believe that our compensation policies, principles, objectives and practices are structured to promote inappropriate risk taking by our executives. We believe that the focus of our overall compensation program encourages management to take a balanced approach that focuses on increasing and sustaining our profitability. See “Board Leadership Structure and Role in Risk Oversight — Risk Assessment in Compensation Programs” above.

Role of the Compensation Committee and Management in Executive Compensation

Our Compensation Committee has certain duties and responsibilities relating to the compensation of the CEO and the other senior executive officers. See “Board Committees — Compensation Committee” above. The senior executive officers include all of the Named Executive Officers. In particular, the Compensation Committee is charged with the responsibility to:

•	Review and make recommendations regarding our general compensation philosophy and structure,

•	Annually review and approve corporate goals and objectives relevant to the compensation of our CEO,

•	Evaluate our CEO’s performance in light of such goals and objectives,

•	Set the salary and other cash and equity compensation for our CEO based on such evaluation,

•	Review and approve the compensation of our other senior executive officers,

•	Administer each of our plans for which our Compensation Committee has administrative responsibility,

•	Grant cash awards (including annual incentive bonuses) under our annual bonus programs and equity awards (including options, restricted stock and restricted stock units) under our long-term Incentive Plan to our officers and other key employees,

•	Review and recommend to the Board the compensation of our non-employee directors, and

•	Recommend to the Board stock ownership guidelines for our executive officers.

The Compensation Committee consists solely of directors who are independent under the NYSE listing standards (including the recently adopted amendments to those standards that enhanced the independence requirements for compensation committee members) and Section 162(m) of the Internal Revenue Code, and who are “non-employee directors” under Rule 16b-3 of the Exchange Act. The Compensation Committee is authorized to hire such outside advisors as it deems appropriate. The Compensation Committee’s charter may be found in the “Investor Relations/Corporate Governance” section of our website www.eaglematerials.com.

The Compensation Committee sets compensation for the Named Executive Officers on an annual basis. In general, the process for setting compensation involves the following steps:

•

As early as practicable after the beginning of each fiscal year, the Compensation Committee determines (1) the salary of each Named Executive Officer for such fiscal year, (2) the overall size of the annual incentive bonus pools based on operating earnings in which the Named Executive Officers will have the opportunity to participate during such year and the percentage of the pool assigned to each Named Executive Officer, (3) whether the Compensation Committee will make any long-term incentive compensation awards in such fiscal year, (4) if the Compensation Committee decides to make long-term compensation awards for such fiscal year, the nature of and terms applicable to such awards, including the form any such awards will take (e.g., options, restricted stock, restricted stock units and/or cash), the individual long-term compensation potential for awards to be made to each Named Executive Officer, the performance- or time-vesting criteria (or both) that will apply to any such awards, and the exercisability or payment schedules that will apply to any such awards if the performance criteria are satisfied, and (5) the Eagle Materials Special Situation Program for such fiscal year and the overall funding levels for such program based on operating earnings. For fiscal 2013, the Compensation Committee made these determinations at six separate meetings held in April, May and June 2012.

•	After the end of the fiscal year, the Compensation Committee (1) reviews and approves the annual incentive bonus pools, (2) determines the extent to which the performance criteria for the prior fiscal year applicable to any long-term incentive awards were satisfied, (3) determines the amount of the downward adjustment, if any, to be made to the annual incentive bonus payment to each Named Executive Officer based on individual performance, and (4) if applicable, makes awards under the Eagle Materials Special Situation Program. The Compensation Committee made these determinations for fiscal 2013 at three separate meetings held in April and May 2013.

Our CEO, Mr. Rowley, participates to a certain extent in the administration of our compensation program for Named Executive Officers, other than himself. At the end of each fiscal year, Mr. Rowley provides input to the Compensation Committee on the performance of each of the other Named Executive Officers and recommends compensation adjustments (salary adjustments for the current fiscal year, any downward adjustments to annual incentive bonus levels for the recently completed fiscal year, and annual incentive bonus levels for the current fiscal year) and, if applicable, long-term incentive award levels for such Named Executive Officers. Mr. Rowley also provides input on the structure of our long-term incentive awards (if any) for such Named Executive Officers, including the long-term incentive award levels and the performance or other criteria that determine vesting and other terms and conditions applicable to the awards. The Compensation Committee considers Mr. Rowley’s input, along with other information presented by its compensation consultants or otherwise available to it, in making its final compensation decisions with respect to the Named Executive Officers.

Engagement of a Compensation Consultant

After several years of utilizing Mercer Human Resources Consulting as its compensation adviser, the Committee determined in late 2011 to interview additional firms for consideration. Following this interview process, in early 2012, the Compensation Committee retained Longnecker & Associates (“L&A”), an independent compensation consulting firm based in Houston, Texas, to provide the Committee with a fresh perspective and to review levels and incentive components of our executives’ compensation in an effort to align the compensation of our officers competitively with the market. The primary role of L&A was to provide the Compensation Committee with market data and information regarding compensation trends in our industry and to make recommendations regarding base salaries, the design of our incentive programs and executive compensation levels. Our management did not direct or oversee the retention or activities of L&A with respect to our executive compensation program. L&A also provided assistance in reviewing this Compensation Discussion & Analysis. The Compensation Committee has assessed the independence of L&A pursuant to SEC rules and concluded that no conflict of interest exists that would prevent L&A from independently representing the Compensation Committee.

Benchmarking

The data used by L&A in its survey of the compensation peer group, which we refer to as our benchmarking study, was weighted so that 50% was from published surveys from Towers Watson, ERI and Mercer, and 50% was from disclosure in compensation peer group proxy statements.

Compensation Peers

At the beginning of fiscal 2013 (spring of 2012) L&A identified multiple compensation peer candidates based on (1) prior peer groups used by the Company, (2) companies of similar size within industries related to the Company’s industry, and (3) other similar companies in the construction materials and related industries. L&A then analyzed each company based on revenue, assets, net income, market capitalization, enterprise value, and a Peer 360 analysis. Based on this analysis, L&A recommended a compensation peer group to the Compensation Committee.

Based on L&A’s recommendation, the Compensation Committee utilized the following 17-company peer group in analyzing fiscal 2013 compensation (“compensation peer group”):

Company Name	Ticker	Business Description
Armstrong Worldwide Industries, Inc.	AWI	Designs, manufactures and sells flooring products and ceiling systems.

EnPro Industries, Inc.	NPO	Designs, develops, manufactures and markets engineered industrial products.

Globe Specialty Metals, Inc.	GSM	Produces and sells silicon metal and silicon-based alloys.

Granite Construction Incorporated	GVA	Heavy civil contractor and a construction materials producer for public and private sector clients.

Headwaters Inc.	HW	Provides products, technologies and services for the building products, construction material and energy industries primarily.

Intrepid Potash, Inc.	IPI	Produces and markets chemicals, including potassium chloride and sulfate of potash magnesia.

Louisiana-Pacific Corp.	LPX	Manufactures and distributes building products for new home construction, repair and remodeling, manufactured housing, and light industrial and commercial construction.

Martin Marietta Materials Inc.*	MLM	Produces and sells aggregates for the construction industry.

Neenah Paper, Inc.	NP	Produces and sells technical products and fine papers worldwide.

Packaging Corp. of America	PKG	Produces and sells containerboard and corrugated products.

Quaker Chemical Corporation	KWR	Develops, produces and markets various formulated chemical specialty products for heavy industrial and manufacturing applications worldwide.

Texas Industries Inc.*	TXI	Manufactures and sells heavy construction materials, including cement, aggregates and consumer product building materials.

United States Lime & Minerals, Inc.	USLM	Manufactures and sells lime and limestone products.

Universal Forest Products Inc.	UPPI	Engineers, manufactures, treats, distributes and installs lumber, composite wood, plastic and other building products for the do-it-yourself/retail, site-built construction, manufactured housing and industrial markets.

US Concrete Inc.	USCR	Produces and sells ready-mix concrete, precast concrete products and concrete-related products for use in commercial, residential and public works construction products.

USG Corporation*	USG	Manufactures and distributes gypsum wallboard and a wide range of related building materials.

Vulcan Materials Company*	VMC	Produces and sells construction aggregates: primarily crushed stone, sand and gravel.

*	Direct peer.

L&A delivered its peer analysis report to the Compensation Committee in March 2012, utilizing trailing 12 months financials for revenue, latest quarter valuation for assets, net income as of December 31, 2011, and market capitalization and enterprise value as of March 15, 2012. The Company’s ranking in each of the categories utilized by L&A was as follows: revenue (11th percentile); assets (45th percentile); net income (41st percentile); market value (65th percentile); and enterprise value (69th percentile). The Company’s ranking against the compensation peers in total stockholder return was as follows: 1 year (82nd percentile); 3 year (32nd percentile); and 5 year (59th percentile).

This peer group includes four domestic public company competitors, which we refer to as our “direct peers.” Included in the direct peer group are companies from each of our operating segments (wallboard, cement, concrete and aggregates), but none of the companies operates in all of our segments. The other companies listed above are referred to as our “supplemental peers” and include companies in related industries. We refer to our direct peers and our supplemental peers together as our “compensation peers.”

We are aware that institutional shareholder advisors, such as Institutional Shareholder Services, Glass Lewis and others, utilize methodologies to determine “peer groups” that may differ from our process. We believe that the methodologies they use may result in a peer group that does not provide a close “fit” for Eagle. For example, if the institutional shareholder advisor relies upon GICS codes to identify potential peers, the resulting peer group would include many companies whose operations are dissimilar to ours. Additionally, if the institutional shareholder advisor constructs a peer group based solely on revenues, the resulting peer group can create a poor fit for two reasons. First, because of accounting rules we are unable to include our 50/50 Texas Lehigh Joint venture’s revenues in our revenue line item—we instead account for that entity in a separate line item valuing the equity interest in an unconsolidated joint venture. Our revenue is, in effect, understated. Second, in our industry, with large up-front capital projects, we believe that cash flow and earnings are more important than revenues when assembling peers. For these reasons and in light of the peer analysis described above, we believe that the compensation peer group identified by our Compensation Committee for fiscal 2013 provide a more appropriate and meaningful basis for assessing our executive compensation.

Performance Peers

Because Eagle Materials operates in the highly cyclical construction products industry, the Compensation Committee believes that our performance relative to our industry peers is a critical consideration when evaluating management performance. Such peer comparisons help to distinguish the effects of management performance from the more general effects of business cycle trends, thereby providing important information bearing on management rewards. This peer group, which we refer to as our “industry peers” was constructed by L&A with input from management and is comprised of the direct peers noted above, plus the following international industry participants: Titan Cement Co. S.A., CRH, Buzzi Unicem S.p.A., Holcim Ltd., HeidelbergCement AG, Lafarge S.A., Cementos Bio-Bio S.A., Cementos Portland Valderrivas, Cemex S.A.B. de C.V., Italcementi S.p.A., Cementos Argos S.A., and Headwaters Incorporated. In June 2012, L&A presented the Compensation Committee with the Company’s performance results against this industry peer group as part of its compensation decision-making. The Compensation Committee reviewed the Company’s performance in the following 16 categories, in each case against the direct peers and against the entire industry peer group (all measures were trailing 12 months as of June 1, 2012, except for average return on total capital, which was based on the periods ending on March 31, 2012, our fiscal year-end):

•	Net income growth (five- and three-year)

•	Revenue growth (five- and three-year)

•	Average return on total capital (ten-, five- and three-year)

•	Return on equity (five- and three-year)

•	Return on assets (five- and three-year)

•	Earnings per share

•	Total stockholder return (ten-, five-, three- and one-year)

Against direct peers, the Company’s performance was at the 100th percentile in nine of the 16 categories, including every measure of total stockholder return and average return on total capital, and below the median in only one category. Against the entire industry peer group, the Company’s performance was at the 100th percentile in two of the 16 categories and above the median in all but four categories.

The Compensation Committee used the survey of the compensation peer group prepared by L&A, which we refer to as our benchmarking study, and the performance comparisons to the industry peers prepared by L&A, which we refer to as our industry performance study, to guide it in establishing the main components of Named Executive Officer compensation: salaries, annual incentive bonus opportunity and long-term compensation awards.

Elements of Executive Compensation

In addition to the health benefit plans and programs generally available to all employees, our executive compensation program includes the following elements:

•	Base salary

•	Annual incentive bonus

•	Long-term incentive compensation

•	Salary continuation plan

Base Salary

Salaries of the Named Executive Officers are reviewed annually as well as at the time of a promotion or significant change in responsibilities. As described above, the Compensation Committee engaged L&A to conduct the benchmarking study at the beginning of fiscal 2013. The Named Executive Officer base salaries for fiscal 2012 (which was the data reviewed in the L&A benchmarking study) were on average between the median and the 75th percentile of the salary levels for the equivalent positions at the companies reviewed in the compensation peer group in the benchmarking study. For fiscal 2013, consistent with the salary freeze in place at the operating level of the Company, the Committee froze Named Executive Officer base salaries, with the exception of Mr. Kesler, whose base salary was increased approximately 9% in light of his job performance and the fact that his base salary was well below the median for the equivalent position at companies reviewed in the benchmarking study. Considerations that may influence the salary level for a Named Executive Officer include individual performance, the Named Executive Officer’s skills or experience, our operating performance and the nature and responsibilities of the position.

Annual Incentive Bonus

The Compensation Committee is responsible for approving the annual incentive bonus for our CEO and the other Named Executive Officers. Annual incentive bonuses paid to our Named Executive Officers for fiscal 2013 were made under (1) the Eagle Materials Inc. Salaried Incentive Compensation Program for Fiscal Year 2013, which we refer to as the Eagle Annual Incentive Program, (2) annual incentive compensation programs for fiscal 2013 established for particular operating divisions of the Company, which we refer to as Divisional Annual Incentive Bonus Programs, and (3) the Eagle Materials Inc. Special Situation Program for Fiscal Year 2013, which we refer to as the SSP. In general, the Named Executive Officers whose responsibilities extend to the Company as a whole (Messrs. Rowley, Kesler and Graass) participate in the Eagle Annual Incentive Program, and the Named Executive Officers whose responsibilities relate primarily to a particular operating division (Messrs. Essl and Powers) participate in relevant Divisional Annual Incentive Bonus Programs. All of our Named Executive Officers are eligible to participate in the SSP. These programs were structured to create financial incentives and rewards that are directly related to corporate performance and the participating Named Executive Officer’s individual performance during the fiscal year.

The Compensation Committee believes these programs are consistent with our compensation philosophy in that they place a significant portion of the executive’s compensation “at risk.” Generally, under these programs, a significant portion of the executive’s total compensation is dependent upon the performance of the Company (or our operating divisions) as well as the individual’s performance. The Company’s annual incentive bonus programs also reflect the Committee’s philosophy of aligning the interests of our executives with those of the shareholders. These programs create this alignment by providing that an officer’s annual bonus potential varies directly with our operating earnings, as adjusted (in the case of the Eagle Annual Incentive Plan) or the operating earnings of a division (in the case of a Divisional Annual Incentive Bonus Program). Although individual performance and achievement of goals (as discussed in more detail below under “Annual Performance Evaluation”) affect the actual incentive bonus amount, our programs are structured in such a way that the executive officer’s incentive bonus potential can vary considerably as operating earnings change from year to year. For example, the maximum annual bonus potential (as calculated in the manner described below after the end of the fiscal year) for Mr. Rowley (a participant in the Eagle Annual Incentive Program) in fiscal 2013 was 52% lower than in fiscal 2007 (record earnings year), as a result of lower operating earnings and a corresponding reduction in the size of the Eagle Annual Incentive Program pool. Similarly, the maximum bonus potential (as calculated in the manner described below after the end of the fiscal year) for Messrs. Essl and Powers (participants in our Divisional Incentive Programs) in fiscal 2013 was 52% and 69%, respectively, lower than in fiscal 2007, as a result of lower comparative divisional earnings.

At the beginning of fiscal 2013, L&A compared each Named Executive Officer’s actual total cash payments from fiscal 2012 (comprised of base salary plus actual annual incentive program payments) against (i) the targeted total cash (base salary plus targeted annual incentive payments) paid to the equivalent positions at the companies reviewed in the compensation peer group, and (ii) the actual total cash paid to the equivalent positions at the companies reviewed in the compensation peer group. The Named Executive Officers’ actual total cash payments from fiscal 2012 were on average slightly below the median of the targeted total cash of the compensation peer group, and were on average slightly above the median of the actual total cash paid by the compensation peer group. These comparisons indicate that although the Company’s base salaries are between the median and the 75th percentile, the total cash received by NEOs is approximately at the median of the compensation peer group. In addition, L&A presented comparative data on annual bonus payouts for each executive position in the compensation peer group.

Eagle Annual Incentive Program

For fiscal 2013, Messrs. Rowley, Kesler and Graass were participants in the Eagle Annual Incentive Program. Under this program, during the first quarter of each fiscal year, a percentage of our operating earnings is designated by the Compensation Committee as a pool for bonuses, and each participating Named Executive Officer is assigned a share of such pool, representing the executive’s maximum bonus opportunity. At the end of the fiscal year, the size of the pool is determined, based on the amount of operating earnings generated during such fiscal year (as adjusted), and annual incentive bonuses are paid to each participating executive in the form of a lump sum cash payment reflecting his share of the pool, subject to the exercise of “negative discretion” by the Compensation Committee to reduce (but not increase) the amount of the cash payment based on the executive’s individual performance during the fiscal year. The amount of the annual incentive bonus paid to an executive is based on the level of our adjusted operating earnings, the share of the pool designated for such executive, and an assessment of such executive’s individual performance.

In the first quarter of fiscal 2013, the Compensation Committee approved the designation of 1.2% of annual operating earnings (before corporate general and administrative expenses) for annual incentive bonuses for all executives participating in the Eagle Annual Incentive Program, including the Named Executive Officers. The Committee believes that operating earnings (before corporate general and administrative expenses) is an appropriate measurement for annual incentive bonuses because this measure is tied more closely to operations and does not take into account certain items of non-operating income and expense. The bonus pool is not subject to a separate cap or maximum, but is merely a function of multiplying the pre-determined percentage by our operating earnings for the applicable fiscal year. At the end of fiscal 2013, the Compensation Committee determined that the aggregate amount available for the Eagle Annual Incentive Program for fiscal 2013 was $1,795,327, reflecting the operating earnings (before corporate general and administrative expenses) of the operations that were part of our business at the time of the program’s approval, as adjusted for certain non-recurring items which the Committee believes are not reflective of operating performance. This pool amount was not quantifiable until the end of fiscal 2013 and includes amounts available for payment to officers and employees other than the Named Executive Officers. For comparison purposes, the aggregate pool available for payment under such program for fiscal 2012 was $835,324, and in fiscal 2007 (record earnings year) the available pool was $3,716,614. In deciding to keep the percentage of operating earnings which would fund the pool for the Eagle Annual Incentive Program the same as used in prior years (including the record earnings year of fiscal 2007), the Compensation Committee considered several factors, including our compensation philosophy that a significant portion of the executive’s compensation should be “at risk” and subject to the Company’s success (level of operating earnings).

In May 2012, the Compensation Committee set the annual incentive bonus potential for the participants in the Eagle Annual Incentive Program. In allocating the pool, the Compensation Committee did not rely on mathematical formulas or apply any specific quantitative performance measures. Rather, the Compensation Committee’s determination was based on the amount of annual incentive bonus compensation payable to executives in other companies who fulfill similar roles as illustrated in the benchmarking study prepared by L&A and the share of the pool historically allocated to officers in such roles by the Company, Mr. Rowley’s recommendation for each participant (other than himself), as well as the Compensation Committee’s assessment of the executive’s importance and contribution to the organization, the executive’s importance in driving the achievement of Company goals and profitability, and the executive’s level of responsibility. The Compensation Committee set the bonus potential for the Named Executive Officers as follows:

•	Mr. Rowley’s annual incentive bonus potential was set at 40% of the bonus pool.

•	Mr. Kesler’s annual incentive bonus potential was set at 16% of the bonus pool.

•	Mr. Graass’s annual incentive bonus potential was set at 16% of the bonus pool.

Divisional Annual Incentive Bonus Programs

During fiscal 2013, each of Messrs. Essl and Powers participated in a Divisional Annual Incentive Bonus Program. Under these programs, a percentage of a division’s operating earnings is allocated to the bonus pool and each participating employee is assigned a share of the pool, representing the employee’s maximum bonus opportunity. At the end of the fiscal year, the size of the pool is determined and annual bonuses are paid to participating employees in the form of a lump sum cash payment in accordance with their shares of the pool, subject to the exercise of negative discretion by our CEO (or, in the case of bonuses paid to Named Executive Officers, the Compensation Committee) based on the employee’s individual performance during the fiscal year.

Because of his responsibilities for our Cement and Concrete and Aggregates operations, Mr. Essl participated in both the Eagle Materials Inc. Cement Companies Salaried Incentive Compensation Program for Fiscal Year 2013 and the Eagle Materials Inc. Concrete and Aggregates Companies Incentive Compensation Program for Fiscal Year 2013. Under these plans, the bonus pools equaled 2.25% of each of our concrete and aggregates subsidiaries’ operating earnings for fiscal 2013 and 2.25% of each of our cement subsidiaries’ operating earnings for fiscal 2013 (or, in the case of our 50% owned cement joint venture, 2.25% of our portion of that entity’s operating earnings for fiscal 2013), which in each case is also the same percentage the Compensation Committee has set for several years. In deciding to keep the percentage of operating earnings which would fund these bonus pools the same as the prior year, the Compensation Committee considered several factors, including our compensation philosophy that a significant portion of the executive’s compensation should be “at risk” and subject to the Company’s success (level of earnings).

For fiscal 2013, Mr. Powers participated in the Eagle Materials Inc. American Gypsum Company Salaried Incentive Compensation Program for Fiscal Year 2013. Under this plan, the bonus pool equaled 2.25% of American Gypsum’s operating earnings for fiscal 2013, which is the same percentage the Compensation Committee has set for several years. In deciding to keep the percentage of operating earnings which would fund these bonus pools the same as the prior year, the Compensation Committee considered several factors, including our compensation philosophy that a significant portion of the executive’s compensation should be “at risk” and subject to the Company’s success (level of earnings).

The divisional bonus pools are not subject to a separate cap or maximum, but are merely a function of multiplying the pre-determined percentage by the applicable operating earnings for the applicable fiscal year. The aggregate amounts available for these programs for fiscal 2013 were as follows: $560,595 (Cement); $0 (Concrete and Aggregates); and $1,569,606 (American Gypsum); which in each case was not quantifiable until the end of fiscal 2013 and includes amounts available for payment to officers and employees other than the Named Executive Officers. For comparison purposes, the equivalent amounts in fiscal 2012 were $420,105 (Cement); $1,473 (Concrete and Aggregates); and $136,503 (American Gypsum); and in fiscal 2007 (record earnings year) the available pools were $1,347,374 (Cement); $385,390 (Concrete and Aggregates); and $4,581,079 (American Gypsum).

In May 2012, the Compensation Committee set the annual incentive bonus potential for Messrs. Essl and Powers under these Divisional Annual Incentive Bonus Programs. In determining their respective allocation of the pools, the Compensation Committee did not rely on mathematical formulas or apply any specific quantitative performance measures. Rather, the Compensation Committee’s determination took into consideration Mr. Rowley’s recommendation, the amount of annual incentive bonus compensation payable to executives in other companies who fulfill similar roles as illustrated in the benchmarking study prepared by L&A, the portion of the pools historically allocated to their respective positions and the Compensation Committee’s assessment of their importance and contribution to their respective divisions’ performance, their importance as an officer within their respective divisions in driving the achievement of divisional goals and profitability and their respective levels of responsibility. The Compensation Committee set Mr. Essl’s annual incentive bonus potential at 20% of his divisional bonus pools, plus an amount equal to 20% of 2.25% of our half of Texas Lehigh’s fiscal 2013 operating earnings, and the Compensation Committee set Mr. Powers’s incentive bonus potential at 20% of his divisional bonus pool.

Fiscal 2013 Special Situation Program

In the first quarter of fiscal 2013 (May 2012), the Compensation Committee approved the SSP, which is a special annual incentive program intended to recognize outstanding individual performance during the fiscal year. The SSP also provides flexibility to reward performance when special circumstances arise in which our CEO determines that an individual has performed well but not been adequately compensated pursuant to other components of compensation, including without limitation instances where an individual’s compensation has been adversely affected by market conditions such as a cyclical downturn or in recognition of transactions and events not contemplated at the time the Compensation Committee set compensation for the applicable year; provided, that awards to executive officers require Compensation Committee approval. Awards under the SSP are not predetermined for any individuals at the beginning of the fiscal year. All full-time employees of Eagle Materials Inc. or any of our subsidiaries are eligible to receive awards under this program. At the beginning of fiscal 2013, the Compensation Committee determined that 0.35% of our operating earnings (before corporate general and administrative expenses) for the ensuing fiscal year would fund the SSP, along with the portions of Eagle and subsidiary incentive compensation plans and subsidiary long-term cash compensation plans not paid out. In deciding to keep the percentage of operating earnings which would fund the SSP the same as the prior year, the Compensation Committee considered several factors, including the anticipated operating earnings for fiscal 2013.

Approving the Annual Incentive Bonus

In May 2013, the Compensation Committee approved the incentive bonus pools for fiscal 2013 for the Company and each Divisional Annual Incentive Bonus Program. In addition, at the end of fiscal 2013, Mr. Rowley provided performance evaluations of each Named Executive Officer (other than himself) to the Compensation Committee, which evaluations included an assessment (both subjective and objective) of the achievement of their individual goals and objectives, along with his recommendation for the annual incentive bonus for each such Named Executive Officer. With respect to Mr. Rowley himself, the Compensation Committee, with input from the entire Board, performed its own evaluation of his performance and the extent to which the goals and objectives established for him for fiscal 2013 had been achieved.

Mr. Rowley

Mr. Rowley’s goals and objectives for fiscal 2013 (none of which were quantitative) related to: operational execution; financial execution; maintaining effective communication with our Board; maintaining alignment between the Company’s stockholders and employees; maintaining the Company’s ability to execute its operating strategy; executing the Company’s investor relations strategy, including maintaining an appropriate level of communication with investors; and continuing development of the Company’s long-term business strategy. At the end of fiscal 2013, the Compensation Committee conducted its performance evaluation of Mr. Rowley after receiving input from the entire Board. Mr. Rowley also provided input on his achievement of his goals and objectives for fiscal 2013 under the Eagle Annual Incentive Program. Based on this evaluation, the Compensation Committee believes Mr. Rowley performed at a high level during fiscal 2013 and met or exceeded his goals and objectives. That evaluation resulted in Mr. Rowley receiving 100% of his bonus potential for fiscal 2013. The Compensation Committee approved an annual incentive bonus for Mr. Rowley under the Eagle Annual Incentive Program of $718,131, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 35 of this proxy statement. In making this determination, the Compensation Committee did not apply specific quantitative performance measures or assign a specific weight to any of the above goals. Rather, the Compensation Committee used its judgment to determine the appropriate award level after consideration of Mr. Rowley’s performance in the following areas (among others) over the past fiscal year:

•	Mr. Rowley’s leadership in pursuing strategic growth opportunities, including the acquisition of assets from Lafarge North America and the development of the Company’s emerging frac sand business;

•	Mr. Rowley’s leadership in the successful execution of the financing of our strategic growth opportunities;

•	Mr. Rowley’s success in driving management’s continuing focus on maintaining a healthy balance sheet and continued prudent use of debt;

•	Mr. Rowley’s leadership in maintaining the Company’s focus on continual operating improvements which drove additional operating profitability; and

•	Mr. Rowley’s leadership based on a detailed knowledge of all aspects of the business, and demonstration of a hands-on leadership style on the most important matters requiring his attention, balanced with appropriate delegation of responsibilities in Eagle’s decentralized organization.

In addition, the Compensation Committee approved a cash award under the SSP to Mr. Rowley in the amount of $281,869. In making this discretionary award to Mr. Rowley, the Compensation Committee did not apply any specific quantitative performance measures. The Compensation Committee’s determination took into consideration Mr. Rowley’s significant work and leadership on the successful acquisition of assets from Lafarge North America and the related public equity offering, and his oversight of our entry into the frac sand business. The SSP cash award to Mr. Rowley is reflected in the “Bonus” column of the Summary Compensation Table located on page 35 of this proxy statement. Mr. Rowley did not receive an SSP award during the other years disclosed in the Summary Compensation Table.

Mr. Kesler

Early in fiscal 2013, the Compensation Committee established goals and objectives for Mr. Kesler for fiscal 2013 (none of which were quantitative). At the end of fiscal 2013, Mr. Rowley reviewed Mr. Kesler’s performance, finding that Mr. Kesler had achieved his goals during the fiscal year. Based in part on this review, the Compensation Committee determined that Mr. Kesler had met his goals and awarded Mr. Kesler 100% of his incentive bonus potential, approving an annual incentive bonus for Mr. Kesler under the Eagle Annual Incentive Program of $287,252, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 35 of this proxy statement. In making this determination, the Compensation Committee did not rely on mathematical formulas or assign any specific weights to his goals and objectives. The Committee used its judgment to determine the appropriate award level after taking into consideration Mr. Rowley’s input regarding Mr. Kesler’s performance and his achievement of the following factors related to his goals and objectives: Mr. Kesler’s timely and effective completion and communication of required financial planning and analysis; his participation in execution of strategic growth of the Company, including the acquisition of assets from Lafarge North America; his assistance in continuing to develop the Company’s investor relations strategy and participation in industry-related investor conferences; his role in managing the Company’s SEC filings and communications; his oversight of the Company’s IT department; and his leadership in continuing to analyze the Company’s capital structure.

In addition, the Compensation Committee approved a cash award under the SSP to Mr. Kesler in the amount of $50,000. In making this discretionary award to Mr. Kesler, the Compensation Committee did not apply any specific quantitative performance measures. The Compensation Committee’s determination took into consideration the recommendation of Mr. Rowley and Mr. Kesler’s significant work on the successful acquisition of assets from Lafarge North America, including the successful completion of the public equity offering, the successful modification of the Company’s revolving line of credit and senior unsecured notes, and the integration/transition of the financial systems to Eagle’s financial reporting system. The SSP cash award to Mr. Kesler is reflected in the “Bonus” column of the Summary Compensation Table located on page 35 of this proxy statement. Mr. Kesler did not receive an SSP award during the other years disclosed in the Summary Compensation Table.

Mr. Essl

Early in fiscal 2013, the Compensation Committee established goals and objectives for Mr. Essl for fiscal 2013, 50% of which were non-quantitative goals and 50% were discretionary. At the end of fiscal 2013, Mr. Rowley reviewed Mr. Essl’s performance. Based in part on this review, the Compensation Committee awarded Mr. Essl 100% of his incentive bonus potential and approved an annual incentive bonus for Mr. Essl under the Eagle Materials Inc. Cement Companies Salaried Incentive Compensation Program for Fiscal Year 2013 and the Eagle Materials Inc. Concrete and Aggregate Companies Incentive Compensation Program for Fiscal Year 2013 of $258,402, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 35 of this proxy statement. In making this determination, the Compensation Committee did not rely on mathematical formulas or assign any specific weights to his goals and objectives. The Committee used its judgment to determine the appropriate award level after taking into consideration Mr. Rowley’s input regarding Mr. Essl’s performance and his achievement of the following factors related to his goals and objectives: Mr. Essl’s success in transitioning a management team from Mountan Cement to the newly acquired Lafarge assets and bringing in a replacement team at Mountain Cement; his success with monitoring safety programs; driving the execution of the Company’s strategic frac sand initiative; maintaining the emphasis on low-cost production at all cement, concrete and aggregates companies; and his effective involvement with various marketing and sales efforts.

In addition, the Compensation Committee approved a cash award under the SSP to Mr. Essl in the amount of $100,000. In making this discretionary award to Mr. Essl, the Compensation Committee did not apply any specific quantitative performance measures. The Compensation Committee’s determination took into consideration the recommendation of Mr. Rowley and Mr. Essl’s significant work on the successful acquisition of assets from Lafarge North America (including his work in analyzing the target operations and their integration into the Eagle system) and his execution of our entry into the frac sand business. The SSP cash award to Mr. Essl is reflected in the “Bonus” column of the Summary Compensation Table located on page 35 of this proxy statement. Mr. Essl did not receive an SSP award during the other years disclosed in the Summary Compensation Table.

Mr. Powers

Early in fiscal 2013, the Compensation Committee established goals and objectives for Mr. Powers for fiscal 2013, 40% of which were based on quantitative goals, 10% on other non-quantitative goals and 50% were discretionary. At the end of fiscal 2013, Mr. Rowley reviewed Mr. Powers’s performance. Based in part on this review, the Compensation Committee awarded Mr. Powers 100% of his incentive bonus potential and approved an annual incentive bonus for Mr. Powers under the American Gypsum Salaried Incentive Compensation Program for Fiscal Year 2013 of $313,921, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 35 of this proxy statement. In making this determination with regard to the non-quantitative portion of the goals, the Compensation Committee did not rely on mathematical formulas or assign any specific weights to his goals and objectives. The Committee used its judgment to determine the appropriate award level after taking into consideration Mr. Rowley’s input regarding Mr. Powers’s performance and his achievement of the following factors related to his goals and objectives: his achievement of targets related to safety, mill net, waste, total plant costs, operating profit and product sales; his execution of American Gypsum’s long-term strategy; his successful sales and marketing efforts with customers; his participation in various industry and energy efficiency groups.

Mr. Graass

Early in fiscal 2013, the Compensation Committee established goals and objectives for Mr. Graass for fiscal 2013 (none of which were quantitative). At the end of fiscal 2013, Mr. Rowley reviewed Mr. Graass’s performance, finding that Mr. Graass had achieved his goals during the fiscal year. Based in part on this review, the Compensation Committee determined that Mr. Graass had met his goals and awarded Mr. Graass 100% of his incentive bonus potential, approving an annual incentive bonus for Mr. Graass under the Eagle Annual Incentive Program of $287,252, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 35 of this proxy statement. In making this determination, the Compensation Committee did not rely on mathematical formulas or assign any specific weights to his goals and objectives. The Committee used its judgment to determine the appropriate award level after taking into consideration Mr. Rowley’s input regarding Mr. Graass’s performance and his achievement of the following factors related to his goals and objectives: his assistance in advancing certain strategic matters; oversight of all SEC filings; assistance of the Board in monitoring corporate governance issues; his management of our material contract policy; and his assistance in contract negotiations and litigation management for our subsidiaries.

In addition, the Compensation Committee approved a cash award under the SSP to Mr. Graass in the amount of $50,000. In making this discretionary award to Mr. Graass, the Compensation Committee did not apply any specific quantitative performance measures. The Compensation Committee’s determination took into consideration the recommendation of Mr. Rowley and Mr. Graass’s significant work on the successful acquisition of assets from Lafarge North America, including the work on the negotiation of the asset purchase agreement, the successful equity offering and the closing of the acquisition. The SSP cash award to Mr. Graass is reflected in the “Bonus” column of the Summary Compensation Table located on page 35 of this proxy statement. Mr. Graass did not receive an SSP award during the other years disclosed in the Summary Compensation Table.

Long-Term Incentive Compensation

Consistent with the Compensation Committee’s philosophy of linking compensation to our performance, a significant portion of our long-term incentive compensation program has been structured to link the vesting of equity awards to the achievement by the Company of specific performance levels. To enhance retention of key employees, once earned, the performance awards also contain a further time-vesting component. Also, a portion of our long-term compensation program has been structured as purely time-vesting, which the Compensation Committee believes, based on the input of L&A, is more in-line with the practice of our peers.

Burn Rate

Our three-year average burn rate (a measure of historical dilution) is below our industry norms. The Company’s three-year average burn rate (which is based on the number of awards granted—or, in the case of performance awards, awards earned—in each fiscal year, divided by the weighted-average common shares outstanding for such fiscal year) is 2.33%. The 2013 cap for our industry published by ISS is 3.08%.

Grant Practice

All of the Named Executive Officers participate in our long-term incentive compensation program. In fiscal 2013, the Compensation Committee approved equity grants and cash awards as described below. The date on which an equity award is granted is the date specified in the resolutions of the Compensation Committee authorizing the grant. The grant date must fall on or after the date on which the resolutions are adopted by the Committee. As provided in the Incentive Plan, for stock options, the exercise price is the closing price of our Common Stock on the grant date, as reported by the NYSE.

In addition, the Compensation Committee, as provided in our Incentive Plan, has delegated to the Special Situation Stock Option Committee (whose sole member is our CEO) the authority to grant stock options to newly-hired employees and newly-promoted employees, under terms set by the Compensation Committee. This authority, which expires on May 31, 2014, is limited to an aggregate of 60,000 option shares; no one individual may receive more than 15,000 option shares in a given year; and Section 16 reporting persons may not receive awards pursuant to this authority. Stock options granted under this delegation of authority vest 20% per year commencing on the first anniversary of the grant date. During fiscal 2013, 36,000 stock options were granted to employees under this authority.

Fiscal 2013 Grants

In June 2012, the Compensation Committee made annual long-term incentive equity grants and cash award grants under our long-term Incentive Plan. As part of the benchmarking study delivered to the Compensation Committee in April 2012, L&A had provided information regarding long-term compensation paid to the compensation peer group. In June 2012, L&A provided the Compensation Committee with a comparison of proposed fiscal 2013 long-term incentive values against the compensation peer group values from the benchmarking study. On average, the Named Executive Officer long-term incentive compensation was between the median and the 75th percentile of the compensation peer group. In determining the value of the equity to be granted, the Compensation Committee took into consideration the Company’s strong performance relative to its industry peers as demonstrated in the L&A industry performance study (see “Benchmarking—Performance Peers” above), the L&A benchmarking study, the fact that a significant portion of the long-term incentive compensation was to have performance-based vesting and not time-based vesting, Mr. Rowley’s input (on all individuals other than himself), the Compensation Committee’s assessment of the executive’s importance and contribution to the organization, and the executive’s level of responsibility.

The value granted was allocated 20% to performance-vesting restricted stock (Company financial metric), 20% to performance-vesting cash awards (Company financial metric as well as individual performance metrics), and 60% to time-vesting stock options. The Committee views time-vesting stock options as pay-for-performance because they are of value only if and to the extent that the share price at the time of exercise exceeds the price on the date of grant. Time-vesting awards further enhance retention of key employees. The Committee believes that the structure of the fiscal 2013 long-term compensation program is consistent with the Compensation Committee’s philosophy of linking compensation to our performance.

Restricted Stock Grant

On June 19, 2012, the Compensation Committee approved restricted stock awards under the long-term Incentive Plan to a group of its key employees, including its Named Executive Officers. The awards are comprised of shares of restricted stock which vest based upon the achievement by the Company of an average return on equity for the ten years ended March 31, 2013 of at least 15%, and, if earned, become fully vested one-fifth upon the first anniversary of the date of grant and one-fifth on March 31 for each of the following four years (in each case assuming continued service through such dates). The terms and conditions of the restricted stock are substantially the same as the restricted stock grants made in fiscal 2012, except that the performance criterion is as described above and vesting of earned shares will occur ratably as described above. Any shares of restricted stock that were not earned at the end of fiscal 2013 were to be forfeited. As in the case of prior equity awards, the restricted stock will also vest upon a change in control of the Company. See “Change in Control Benefits” below.

The number of shares of restricted stock granted was determined by reference to the market price of our Common Stock on the date of grant. The following table shows the restricted stock granted to each of the Company’s Named Executive Officers on June 19, 2012:

Name	Shares of Restricted Stock
Steven R. Rowley	15,435
D. Craig Kesler	4,119
Gerald J. Essl	4,453
David B. Powers	4,453
James H. Graass	4,119

In May 2013, the Compensation Committee certified that 100% of the restricted stock was earned, based on the Company’s 16.6% average return on equity for the ten years ended March 31, 2013. One-fifth of the shares vested on the first anniversary of the date of grant, and the remaining four-fifths will vest ratably on March 31 of 2014, 2015, 2016 and 2017.

Cash Awards

On June 19, 2012, the Compensation Committee approved the Eagle Materials Inc. Long-Term Cash Compensation Program for Fiscal 2013. Participants in the program were a group of the Company’s key employees, including its Named Executive Officers. The awards are comprised of cash which vests based upon the achievement by the Company of earnings before interest and taxes for the fiscal year ended March 31, 2013 of over $40 million. If the Company performance vesting criterion is satisfied, then the Compensation Committee may exercise negative discretion with regard to the cash award based on the employee’s achievement of individual goals established by the Compensation Committee. Following any such exercise of negative discretion, the cash awards become fully vested one-fifth upon the vesting determination date and one-fifth on March 31 for each of the following four years (in each case assuming continued service through such dates). Any cash awards not earned at the end of fiscal 2013 were to be forfeited. As in the case of prior equity awards, the cash program provides that the awards will vest upon a change in control of the Company. See “Change in Control Benefits” below.

The following table shows the potential cash award granted to each of the Company’s Named Executive Officers on June 19, 2012:

Name	Cash Award
Steven R. Rowley	$520,000
D. Craig Kesler	138,750
Gerald J. Essl	150,000
David B. Powers	150,000
James H. Graass	138,750

In May 2013, the Compensation Committee certified that the Company’s earnings before interest and taxes for the fiscal year ended March 31, 2013 satisfied the Company performance goal. The Committee then had the opportunity to exercise negative discretion based on a grantee’s achievement of individual non-quantitative goals that had been previously established by the Committee. No such negative discretion was exercised by the Committee with respect to the Named Executive Officers, who earned the following cash award amounts: Mr. Rowley—$520,000; Mr. Kesler—$138,750; Mr. Essl—$150,000; Mr. Powers—$150,000; and Mr. Graass—$138,750. One-fifth of the earned cash award was paid upon the vesting determination date, and the remaining four-fifths will be paid ratably on March 31 of 2014, 2015, 2016 and 2017.

Stock Option Grant

Also on June 19, 2012, the Compensation Committee approved stock option awards under the long-term Incentive Plan to a group of its key employees, including its Named Executive Officers. The awards are comprised of stock options which vest ratably over three years on June 19, 2013; June 19, 2014; and June 19, 2015 (in each case assuming continued service through such dates). The Compensation Committee believes that the percentage of total long-term compensation represented by these options (60%) is consistent with competitive pay practices, preserves the Company’s compensation philosophy that a significant portion of an executive’s pay should be at risk, while at the same time creating a strong incentive for management to grow the Company.

The terms and conditions of the stock options are substantially the same as the stock option grants in fiscal 2012. As in the case of prior equity awards, the stock options will also vest upon a change in control of the Company. See “Change in Control Benefits” below. In accordance with the terms of the Company’s Incentive Plan in effect on the date of grant, the exercise price of the stock options is the closing price of the Company’s Common Stock on the date of grant, June 19, 2012 ($33.69).

The number of option shares granted to our Named Executive Officers was determined by valuing the options on the date of grant using the Black-Scholes method. The following table shows the stock options granted to each of the Named Executive Officers on June 19, 2012:

Name	Number of Stock Options
Steven R. Rowley	120,618
D. Craig Kesler	32,184
Gerald J. Essl	34,794
David B. Powers	34,794
James H. Graass	32,184

Profit Sharing and Retirement Plan

Each of the Named Executive Officers is a participant in our Profit Sharing and Retirement Plan, which we refer to as our “PSRP.” The PSRP is a qualified defined contribution plan covering substantially all salaried employees of the Company and our subsidiaries. Participants in this plan may elect to make pre-tax contributions of up to 70% of their base salary subject to the limit under Internal Revenue Code Section 402(g) (currently $17,500), employee after-tax contributions of up to 10% of base salary and, if the participant is at least age 50, “catch-up contributions” up to the statutory limit under Internal Revenue Code Section 414(v) (currently $5,500). In addition, the PSRP provides for a discretionary employer profit sharing contribution that is a percentage of base salary for the year. Participants are fully vested to the extent of their pre-tax and after-tax contributions and become vested in the employer profit sharing contribution over a six-year period (i.e., 20% per year beginning with the second year of service). Prior to fiscal 2008, employer profit sharing contributions vested over a seven-year period, but changes in tax laws led to the shorter current vesting period. All of the Named Executive Officers have been employed by the Company or our affiliates long enough to be fully vested. Participants are entitled to direct the investment of contributions made to the PSRP on their behalf in various investment funds, including up to 15% in a common stock fund. Such amounts are payable upon a participant’s termination of employment, disability or death in the form of a lump sum, installments or direct rollover to an eligible retirement plan, as elected by the participant. At the participant’s election, amounts invested in the Common Stock fund are distributable in shares of our Common Stock. Employer profit sharing contributions made to the PSRP on behalf of our Named Executive Officers in fiscal 2013 are reflected in the Summary Compensation Table located on page 35 of this proxy statement. A list of the investment funds provided under the PSRP is provided in the footnotes to the Nonqualified Deferred Compensation Table located on page 42 of this proxy statement.

SERP

In fiscal 1995, the Board approved our Supplemental Executive Retirement Program, which we will refer to as our “SERP,” for certain employees participating in the PSRP. Internal Revenue Code Section 401(a)(17) limits the amount of annual compensation ($250,000 for the year covered by this proxy statement) that may be considered in determining our contribution to the PSRP for the account of an eligible participant. The SERP was established to eliminate the adverse treatment that higher-salaried employees receive as a result of such limit by making a contribution for each participant in an amount substantially equal to the additional employer profit sharing contribution that he or she would have received under the PSRP had 100% of his or her base salary been eligible for a profit sharing contribution. As in the case of the PSRP, annual incentive bonuses paid to participants are not included when determining the amount of contributions to the SERP. The Compensation Committee believes that the SERP therefore allows us to confer the full intended benefit of the employer profit sharing contribution under the PSRP without the arbitrary limitation of the Internal Revenue Code rules noted above. Contributions accrued under the SERP for the benefit of the higher-salaried employees vest under the same terms and conditions as under the PSRP (i.e., over a six-year period) and may be invested by the participant in several of the same investment options as offered under the PSRP. Benefits under the SERP are payable upon the participant’s termination of employment in a lump sum or installments as elected by the participant in accordance with the terms of the SERP, subject to the six month delay in payment for key employees under Internal Revenue Code Section 409A to the extent applicable. As with the PSRP, all of the Named Executive Officers have been employed by the Company or our affiliates long enough to be fully vested. Employer contributions to the SERP of our Named Executive Officers in fiscal 2013 are reflected in the Summary Compensation Table located on page 35 of this proxy statement. A list of the investment funds provided under the PSRP is provided in the footnotes to the Nonqualified Deferred Compensation Table located on page 42 of this proxy statement.

Salary Continuation Plan

The Named Executive Officers, along with other officers and key employees, are participants in our Salary Continuation Plan, which we refer to as the “SCP.” Under this plan, in the event of the death of a participating employee, we will pay such employee’s beneficiaries one full year of base salary in the first year following death and 50% of base salary each year thereafter until the date such employee would have reached normal Social Security retirement age, subject to a maximum amount of $1.5 million. Payments are made to the employee’s beneficiary on a semi-monthly basis. The purpose of the plan is to provide some financial security for the families of the participating employees, which assists the Company in attracting and retaining key employees. Benefit amounts under the plan are intended to provide a basic level of support for beneficiaries. To cover these potential obligations, we pay the premiums on life insurance policies covering the life of each participating employee. Such policies are owned by the Company and proceeds from such policies would be initially paid to the Company. Premiums paid on policies covering our Named Executive Officers in fiscal 2013 are reflected in the Summary Compensation Table located on page 35 of this proxy statement. Amounts potentially payable to the beneficiaries of our Named Executive Officers pursuant to the SCP are described in “Potential Payments Upon Termination or Change in Control” beginning on page 43 of this proxy statement.

Fiscal 2014 Compensation Developments

For fiscal 2014, the Compensation Committee instituted salary increases for the Named Executive Officers, who (with the exception of Mr. Kesler) had not received a salary increase in fiscal 2013. See “Elements of Executive Compensation—Base Salary” above. The base salary increases placed the Named Executive Officers, on average, between the median and the 75th percentile of the L&A benchmarking study. The fiscal 2014 base salaries for the Named Executive Officers were set as follows: Mr. Rowley—$885,000; Mr. Kesler—$330,000; Mr. Essl—$375,000; Mr. Powers—$375,000; and Mr. Graass—$365,000. Considerations that may influence the salary level for a Named Executive Officer include individual performance, the Named Executive Officer’s skills or experience, our operating performance and the nature and responsibilities of the position. The Compensation Committee has not made any long-term incentive equity grants for fiscal 2014, but anticipates considering making such grants following the Annual Meeting.

Change in Control Benefits

Equity awards and cash awards under our Incentive Plan are generally subject to accelerated vesting, without regard to whether any applicable performance criteria have been or will be satisfied, upon the occurrence of a “change in control” as defined in the applicable award agreement. Under the award agreements or incentive program documents, a “change in control” is defined as (i) the acquisition by any person or entity of 50% or more of the outstanding shares of any single class of our Common Stock or 40% or more of outstanding shares of all classes of our Common Stock; (ii) a change in the composition of our Board such that the current members of the Board cease to constitute a majority of the Board; or (iii) the consummation of a merger, dissolution, asset disposition, consolidation or share exchange, unless (1) more than 50% of the stock following such transaction is owned by persons or entities who were stockholders of the Company prior to such transaction, (2) following such transaction, no person or entity owns 40% or more of the common stock of the corporation resulting from such transaction, and (3) at least a majority of the members of the resulting corporation’s board of directors were members of our Board. If a change in control occurs, any unvested outstanding stock options, restricted stock, restricted stock units or cash awards would generally become immediately fully vested, and, in the case of stock options, exercisable or, the case of restricted stock, RSUs or cash awards, payable, in each case without regard to whether any applicable performance criteria have been or will be satisfied. See “Potential Payments Upon Termination or Change in Control” on page 43 of this proxy statement. We believe the provision of these change in control benefits is generally consistent with market practice among our peers, is a valuable executive talent retention incentive and is consistent with the objectives of our overall executive compensation program. For example, the equity vesting provides employees with the same opportunities as stockholders, who are generally free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the transaction.

Stock Ownership Guidelines

In order to align the interests of the Named Executive Officers with our stockholders, and to promote a long-term focus for the officers, the Board of Directors has adopted executive stock ownership guidelines for the officers of the Company and our subsidiaries.

The guidelines for the Named Executive Officers are expressed as a multiple of base salary as set forth below (with actual ownership reflected as of the record date for the annual meeting):

Name	Multiple of Salary Ownership Guidelines	Number of Shares of Common Stock(1)	Actual Ownership(2)
Steven R. Rowley	5X	83,400	167,666
D. Craig Kesler	3X	26,900	65,223
Gerald J. Essl	3X	22,200	50,143
David B. Powers	3X	22,200	45,436
James H. Graass	3X	22,200	58,600

(1)

Our stock ownership guidelines for executives are expressed as a number of shares of our Common Stock. The number of shares is determined by multiplying the executive’s annual base salary on the date the executive becomes subject to the stock ownership guidelines by the applicable multiple and then dividing the product by the closing price of our Common Stock on the NYSE on the date the executive becomes subject to the policy. The amount is then rounded to the nearest 100 shares.

(2)	Types of ownership counted toward the guidelines include the following:

•	Stock holdings in our PSRP;

•	Direct holdings;

•	Indirect holdings, such as shares owned by a family member residing in the same household; and

•	Shares represented by restricted stock or earned RSUs.

Once established, a participant’s ownership requirement generally does not change as a result of changes in his or her compensation or fluctuations in the price of our Common Stock but could change in the event of a promotion. Newly elected officers have five years to meet the applicable ownership requirement. Compliance with the ownership guidelines is reviewed annually by the Compensation Committee. Based on the current holdings of the Named Executive Officers, all of the Named Executive Officers have already achieved their stock ownership goal.

Limitations on Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for public corporations for compensation over $1,000,000 paid in any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers. However, this law exempts performance-based compensation from the deduction limit if certain requirements are met.

Our Incentive Plan has been approved by our stockholders and Compensation Committee and otherwise meets the requirements for performance-based compensation under Internal Revenue Code Section 162(m). The Eagle Annual Incentive Program is adopted under the structure of our Incentive Plan and is subject to the terms and conditions of that plan, including the requirements for performance-based compensation. The Compensation Committee generally seeks whenever possible to structure annual incentive and long-term incentive compensation awards, such as stock option and restricted stock grants under our Incentive Plan, in a manner that satisfies the Section 162(m) requirements, but reserves the right to award nondeductible compensation as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the related regulations, no assurance can be given that compensation intended by the Compensation Committee to satisfy the requirements for deductibility under section 162(m) does in fact do so.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes all fiscal 2011, 2012 and 2013 compensation earned by or paid to our Named Executive Officers, who consist of our Chief Executive Officer, our Chief Financial Officer and the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were serving as executive officers at fiscal year-end.

Name and Principal Position	Fiscal Year Ended March 31,	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensa-tion(5) ($)	Change in Pension Value and Nonquali- fied Deferred Compensa- tion Earnings ($)	All Other Compen- sation(6) ($)	Total ($)
Steven R. Rowley,	2013	$860,000	$281,869	$520,000	$1,560,000	$718,131	—	$125,656	$4,585,656
President and Chief Executive Officer	2012 2011	860,000 820,000	— —	2,850,000 1,439,638	950,000 131,125	334,130 294,944	— —	88,546 66,399	5,082,676 2,752,106
D. Craig Kesler,	2013	300,000	50,000	138,750	416,250	426,002	—	43,844	1,374,846
Executive Vice President —Finance and Administration & CFO	2012 2011	275,000 256,250	— —	825,000 468,291	275,000 34,818	133,652 110,604	— —	30,627 24,138	1,539,279 894,101
Gerald J. Essl,	2013	350,000	100,000	150,000	450,000	408,402	—	49,815	1,508,217
Executive Vice President — Cement/Aggregates and Concrete	2012 2011	350,000 333,125	— —	918,750 496,768	306,250 43,708	212,693 209,460	— —	35,296 27,590	1,822,989 1,110,652
David B. Powers,	2013	350,000	—	150,000	450,000	463,921	—	46,603	1,460,524
Executive Vice President — Gypsum	2012 2011	350,000 333,125	48,000 78,349	918,750 496,768	306,250 43,708	26,208 5,545	— —	33,563 27,257	1,682,771 984,752
James H. Graass,	2013	350,000	50,000	138,750	416,250	426,002	—	48,895	1,429,897
Executive Vice President, General Counsel and Secretary	2012 2011	350,000 333,125	— —	862,500 477,784	287,500 37,782	133,952 110,604	— —	35,688 29,001	1,669,340 988,296

(1)	Includes amounts deferred on a pre-tax or after-tax basis at the election of the executive under our PSRP, which is described in greater detail under “Profit Sharing and Retirement Plan” on page 32 of this proxy statement.
(2)	The amounts in this column represent payments to the Named Executive Officer under the Company’s Special Situation Program for the applicable fiscal year.
(3)	The amounts in this column reflect the value of RSU awards and restricted stock awards made to the Named Executive Officer in each of the fiscal years presented and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, refer to (a) footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2013 included in the Fiscal 2013 Form 10-K; (b) footnote (I) to the Company’s audited financial statements for the fiscal year ended March 31, 2012 included in the Fiscal 2012 Form 10-K; and (c) footnote (I) to the Company’s audited financial statements for the fiscal year ended March 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the SEC on May 26, 2011, or “Fiscal 2011 Form 10-K.” A portion of the amounts in this column for fiscal 2011 assumes the achievement of less than the highest level of performance conditions. The following table reflects the amounts assuming the highest level of performance conditions (i.e., the maximum amounts payable):

Value at Highest Level of Performance (Fiscal 2011)

Name	Hold To Retirement Restricted Stock(1)	Restricted Stock Units(2)	Total
Steven R. Rowley	$1,012,490	$1,708,594	$2,721,084
D. Craig Kesler	354,386	455,625	810,011
Gerald J. Essl	354,386	569,532	923,917
David B. Powers	354,386	569,532	923,917
James H. Graass	354,386	493,594	847,979

(1)	The amount in the Summary Compensation Table column assumes the achievement of the highest level of performance conditions.
(2)

The amount in the Summary Compensation Table column assumes the achievement of less than the highest level of performance conditions with respect to this award. The fiscal 2011 awards to Messrs. Rowley, Kesler and Graass vested at 75.1%, the award to Mr. Powers vested at 62.5%, and the award to Mr. Essl vested at 85.96%. The unvested portion was forfeited.

(4)	The amounts in this column reflect the value of option awards made to the Named Executive Officer in each of the fiscal years presented and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, refer to (a) footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2013 included in the Fiscal 2013 Form 10-K; (b) footnote (I) to the Company’s audited financial statements for the fiscal year ended March 31, 2012 included in the Fiscal 2012 Form 10-K; and (c) footnote (I) to the Company’s audited financial statements for the fiscal year ended March 31, 2011 included in the Fiscal 2011 Form 10-K. The amounts in this column for fiscal 2011 assume the achievement of less than the highest level of performance conditions; the amounts assuming the highest level of performance conditions would be as follows: Mr. Rowley – $524,500; Mr. Kesler – $139,274; Mr. Essl – $174,833; Mr. Powers – $174,833; and Mr. Graass – $151,127. The fiscal 2011 awards to Messrs. Rowley, Kesler and Graass vested at 75.1%, the award to Mr. Powers vested at 62.5%, and the award to Mr. Essl vested at 85.96%. The unvested portion was forfeited.
(5)	The amounts in this column represent payments to the Named Executive Officer under the applicable annual incentive compensation program for the applicable fiscal year. For fiscal 2013, the amounts also include the following awards to the Named Executive Officer under the Eagle Materials Inc. Long-Term Cash Compensation Program for Fiscal 2013, which are payable ratably to the Named Executive Officer over 5 years and are described in greater detail under “Cash Awards” on page 31 of this proxy statement: Mr. Rowley—$520,000; Mr. Kesler – $138,750; Mr. Essl—$150,000; Mr. Powers—$150,000; and Mr. Graass—$138,750. The amounts in this column do not reflect any dividend equivalent units which are accrued by or paid to holders of our RSUs at any time we pay a cash dividend on our Common Stock (see footnote 6 below).
(6)	The amounts shown in this column represent: (1) Company profit sharing contributions to the account of the Named Executive Officer under our PSRP; (2) Company contributions to the account of the Named Executive Officer under our SERP; (3) premium costs to the Company of life insurance policies obtained by the Company in connection with our SCP; (4) wellness awards; and (5) dividend equivalent RSUs. The PSRP is described in greater detail under “Profit Sharing and Retirement Plan” on page 32 of this proxy statement. During fiscal 2013, the Named Executive Officers each received $25,000 in employer profit sharing contributions with respect to the PSRP. The SERP is described in greater detail under “SERP” on page 33 of this proxy statement. During fiscal 2013, the Named Executive Officers received the following employer contributions with respect to the SERP: Mr. Rowley – $61,000; Mr. Kesler – $4,375; Mr. Essl – $10,000; Mr. Powers – $10,000; and Mr. Graass – $10,000. The SCP is described in greater detail under “Salary Continuation Plan” on page 33 of this proxy statement. During fiscal 2013, the Company paid premium costs in the following amounts for life insurance policies obtained under the SCP with respect to the Named Executive Officers: Mr. Rowley – $5,274; Mr. Kesler – $5,274; Mr. Essl – $1,688; Mr. Powers – $1,938; and Mr. Graass – $3,967. For fiscal 2013, the amounts in this column also include the value of Common Stock paid during such fiscal year for dividend equivalent units. Dividend equivalent units are credited as additional RSUs to holders of our earned RSUs at any time we pay a cash dividend on our Common Stock. The value of the dividend equivalent units is not reflected in the “Stock Awards” column. In fiscal 2013, the Named Executive Officers were paid Common Stock for dividend equivalent units valued as follows: Mr. Rowley – $34,382; Mr. Kesler – $9,195; Mr. Essl – $13,127; Mr. Powers – $9,529; and Mr. Graass – $9,928. See footnote (1) to the “Option Exercises and Stock Vested” table on page 41 of this proxy statement.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards made during fiscal 2013 to the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards(1)
Name	Grant Date	Thresh- old ($)	Target ($)		Maxi-mum ($)	Thresh-old (#)	Target (#)	Maximum (#)
Steven R. Rowley	5/14/12 6/19/12 6/19/12	— — —	$718,131 520,000 —	(2) (3)	— — —	— — —	— — —	— — 120,618	(4)	$	— — 33.69	$	— — 1,560,000
	6/19/12	—	—		—	—	—	15,435	(5)		—		520,000
D. Craig Kesler	5/14/12 6/19/12 6/19/12	— — —	287,252 138,750 —	(2) (3)	— — —	— — —	— — —	— — 32,184	(4)		— — 33.69		— — 416,250
	6/19/12	—	—		—	—	—	4,119	(5)		—		138,750
Gerald J. Essl	5/14/12 6/19/12 6/19/12	— — —	258,402 150,000 —	(2) (3)	— — —	— — —	— — —	— — 34,794	(4)		— — 33.69		— — 450,000
	6/19/12	—	—		—	—	—	4,453	(5)		—		150,000
David B. Powers	5/14/12 6/19/12 6/19/12	— — —	313,921 150,000 —	(2) (3)	— — —	— — —	— — —	— — 34,794	(4)		— — 33.69		— — 450,000
	6/19/12	—	—		—	—	—	4,453	(5)		—		150,000
James H. Graass	5/14/12 6/19/12 6/19/12	— — —	287,252 138,750 —	(2) (3)	— — —	— — —	— — —	— — 32,184	(4)		— — 33.69		— — 416,250
	6/19/12	—	—		—	—	—	4,119	(5)		—		138,750

(1)	The amounts included in this column reflect the grant date fair value of the award computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2013 included in the Fiscal 2013 Form 10-K.
(2)	These amounts represent the maximum annual incentive payments potentially payable to the Named Executive Officers pursuant to the Eagle Annual Incentive Program or the Divisional Annual Incentive Bonus Programs, as applicable, for fiscal year 2013. There are no thresholds or maximums for these awards—they are merely a function of multiplying the pre-determined percentage of earnings for the fiscal year. The actual pay-outs to the Named Executive Officers were as follows: Mr. Rowley —$718,131; Mr. Kesler —$287,252; Mr. Essl —$258,402; Mr. Powers —$313,921; and Mr. Graass —$287,252. These incentive programs are described in greater detail under “Annual Incentive Bonus” beginning on page 26 of this proxy statement.
(3)	These amounts represent the maximum long-term incentive payments potentially payable to the Named Executive Officers pursuant to the Eagle Materials Inc. Long-Term Cash Compensation Program for Fiscal Year 2013. The actual amounts earned by the Named Executive Officers were as follows: Mr. Rowley —$520,000; Mr. Kesler —$138,750; Mr. Essl —$150,000; Mr. Powers —$150,000; and Mr. Graass —$138,750. The first one-fifth of such earned amounts was paid to the Named Executive Officers in May 2013, and the remaining four-fifths will be paid ratably on March 31 of the next four years. This long-term incentive program is described in greater detail under “Cash Awards” beginning on page 31 of this proxy statement.
(4)	These amounts represent grants of stock options to purchase shares of Common Stock made on June 19, 2012 under our Incentive Plan. One-third of the stock options will vest on June 19, 2013; one-third will vest on June 19, 2014; and one-third will vest on June 19, 2015. These stock options are described in greater detail under “Long-Term Incentive Compensation—Fiscal 2013 Grants” beginning on page 31 of this proxy statement.

(5)	These amounts represent grants of restricted stock made on June 19, 2012 under our Incentive Plan. The vesting of the restricted stock was subject to performance vesting criteria. One-fifth of the earned restricted stock vested on June 19, 2013, one-fifth will vest on March 31, 2014; one-fifth will vest on March 31, 2015; one-fifth will vest on March 31, 2016; and one-fifth will vest on March 31, 2017. These restricted stock grants are described in greater detail under “Long-Term Incentive Compensation—Fiscal 2013 Grants” beginning on page 31 of this proxy statement.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes stock-based compensation awards outstanding at the end of fiscal 2013 for each of the Named Executive Officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Steven R. Rowley	14,755	—		—	$62.830	05/09/2016	62,114	(2)	$4,138,656	15,435	(3)	$1,028,434
	—	—		500,000	47.530	06/20/2014	33,333	(4)	2,220,978	—		—
	197,000	—		—	26.695	08/21/2015	—		—	—		—
	33,232	—		—	30.735	05/18/2020	—		—	—		—
	29,540	59,080	(5)	—	27.530	06/27/2021	—		—	—		—
	—	120,618	(6)	—	33.690	06/19/2022	—		—	—		—
D. Craig Kesler	1,342	—		—	62.830	05/09/2016	17,980	(2)	1,198,008	4,119	(3)	274,449
	—	—		35,000	47.530	06/20/2014	4,000	(7)	266,520	—		—
	8,825	—		—	30.735	05/18/2020	11,667	(4)	777,373	—		—
	8,551	17,102	(5)	—	27.530	06/27/2021	—		—	—		—
	—	32,184	(6)	—	33.690	06/19/2022	—		—	—		—
Gerald J. Essl	4,695	—		—	62.830	05/09/2016	20,023	(2)	1,334,133	4,453	(3)	296,704
	—	—		87,000	47.530	06/20/2014	11,667	(4)	777,373	—		—
	12,680	—		—	30.735	05/18/2020	—		—	—		—
	9,523	19,046	(5)	—	27.530	06/27/2021	—		—	—		—
	—	34,794	(6)	—	33.690	06/19/2022	—		—	—		—
David B. Powers	4,695	—		—	62.830	05/09/2016	20,023	(2)	1,334,133	4,453	(3)	296,704
	—	—		122,000	47.530	06/20/2014	11,667	(4)	777,373	—		—
	10,000	—		—	26.695	08/21/2015	—		—	—		—
	9,219	—		—	30.735	05/18/2020	—		—	—		—
	9,523	19,046	(5)	—	27.530	06/27/2021	—		—	—		—
	—	34,794	(6)	—	33.690	06/19/2022	—		—	—		—
James H. Graass	3,354	—		—	62.830	05/09/2016	18,798	(2)	1,252,511	4,119	(3)	274,449
	—	—		122,000	47.530	06/20/2014	11,667	(4)	777,373	—		—
	9,576	—		—	30.735	05/18/2020	—		—	—		—
	8,940	17,880	(5)	—	27.530	06/27/2021	—		—	—		—
	—	32,184	(6)	—	33.690	06/19/2022	—		—	—		—

(1)	Based on the closing price per share of Common Stock on the NYSE on March 28, 2013 ($66.63).
(2)	Represents restricted stock granted on June 27, 2011 under our Incentive Plan. Restrictions will lapse ratably on the remaining restricted shares on March 31, 2014; March 31, 2015; and March 31, 2016.
(3)	Represents restricted stock granted on June 19, 2012 under our Incentive Plan. The Compensation Committee determined in May 2013 (i.e., after the end of fiscal 2013) that 100% of such stock was earned. One-fifth of the earned restricted shares was paid to the Named Executive Officer on June 19, 2013. Restrictions will lapse on the remaining four-fifths of the restricted shares on March 31, 2014; March 31, 2015; March 31, 2016; and March 31, 2017.
(4)	Represents restricted stock granted on May 18, 2010 under our Incentive Plan. Restrictions will lapse upon the Named Executive Officer meeting the requirements of retirement, as defined in the award agreement.
(5)	Represents stock options granted on June 27, 2011 under our Incentive Plan. The options vest ratably over 3 years.
(6)	Represents stock options granted on June 19, 2012 under our Incentive Plan. The options vest ratably over 3 years.

(7)	Represents the remaining unvested shares under a restricted stock grant of 10,000 shares made to Mr. Kesler in connection with his promotion to Chief Financial Officer on August 21, 2009 under our Incentive Plan. The remaining shares will vest as follows: 2,000 on August 21, 2013; and 2,000 on August 21, 2014.

Option Exercises and Stock Vested

The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock or restricted stock units during fiscal 2013 for each of our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)		Value Realized on Vesting(2) ($)
Steven R. Rowley	—	—	56,007		$3,117,845
D. Craig Kesler	20,500	$578,042	7,994	(3)	301,779
Gerald J. Essl	54,000	2,158,619	18,919		1,062,661
David B. Powers	38,000	1,111,153	17,399		961,383
James H. Graass	97,665	3,941,888	16,749		930,200

(1)	Except for Mr. Kesler, all of the amounts in this column represent shares of Common Stock received by the Named Executive Officer in connection with the payment of shares in accordance with the terms of previously granted RSUs. A portion of the RSUs were dividend equivalent units which are credited to holders of our RSUs at any time we pay a cash dividend on our Common Stock. Dividend equivalent units reflected in this column are as follows: Mr. Rowley – 516, Mr. Kesler – 138, Mr. Essl – 197, Mr. Powers – 143, and Mr. Graass – 149.
(2)	The amount in this column represents the dollar amount realized by the Named Executive Officer valued at the time of the vesting of such shares.
(3)	This amount includes 2,000 shares of Common Stock for which restrictions lapsed during fiscal 2013 under the terms of a restricted stock grant of 10,000 shares made to Mr. Kesler on August 21, 2009 under our Incentive Plan.

Nonqualified Deferred Compensation

In FY 2013

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Steven R. Rowley	—	$61,000	$118,556	—	$965,678
D. Craig Kesler	—	4,375	424	—	7,551
Gerald J. Essl	—	10,000	5,164	—	329,327
David B. Powers	—	10,000	9,921	—	94,003
James H. Graass	—	10,000	11,640	—	124,131

(1)	The amounts in this column represent contributions made by the Company for the account of the Named Executive Officers during fiscal 2013 under our SERP. The SERP is an unfunded, non-qualified plan for certain executives of the Company. Under the SERP, the Company makes contributions to the account of the executive in an amount substantially equal to the additional contributions he would have received under the PSRP had 100% of his annual salary been eligible for a profit sharing contribution. The SERP is described in greater detail under “SERP” on page 33 of this proxy statement. The amounts in this column are reflected in the “All Other Compensation” column of the Summary Compensation Table located on page 35.
(2)	The Company also maintains the Eagle Materials Inc. Deferred Compensation Plan. Under this Deferred Compensation Plan, eligible executives were allowed to defer the receipt of a portion of their salary or annual bonus for fiscal 2001, up to 75% of such amounts. For fiscal years after fiscal 2001, the Deferred Compensation Plan was closed to additional employee deferrals. Amounts under the Deferred Compensation Plan are payable at a date certain or upon the participant’s termination of employment, disability or death in the form of a lump sum or installments as elected pursuant to the terms of the plan. Such amounts are not subject to the six month delay applicable to key employees under Internal Revenue Code Section 409A. The earnings in this column reflect earnings or losses on balances in the Named Executive Officer’s SERP account and Deferred Compensation Plan account. A Named Executive Officer may designate how his account balances are to be invested by selecting among the investment options available under our PSRP, with the exception of the Common Stock fund. Because these earnings are not “above market,” they are not included in the Summary Compensation Table on page 35 of this proxy statement. The table below shows the investment options available under our PSRP (other than the Common Stock fund) and the annual rate of return for the 12 month period ended March 31, 2013, as reported to us by the administrator of the plan.

Fund	Rate of Return
ABF Large Cap Value	15.83%
CBA Aggressive Growth I	20.48%
Mainstay Large Cap Growth	5.63%
Spartan 500 Index Fund	13.94%
Fidelity Low Price Stock Fund	14.77%
JP Morgan Midcap Growth Fund	9.23%
Spartan Extended Market Index Fund	16.73%
ABF Small Cap Value PA	17.75%
Baron Small Cap Fund	17.45%
Harbor International Adm	7.57%
Spartan International Index Adv	11.30%
Fidelity Freedom 2000 Fund	4.70%
Fidelity Freedom 2010 Fund	7.43%
Fidelity Freedom 2020 Fund	8.12%
Fidelity Freedom 2030 Fund	9.30%
Fidelity Freedom 2040 Fund	9.94%
Fidelity Freedom Income Fund	4.79%
Fidelity Managed Income Portfolio	1.20%
Spartan US Bond Index	3.85%
Vanguard Inflation Protected Securities Fund	5.78%
Fidelity Retirement Money Market	0.01%
(3)	The amounts in this column represent the sum of: (i) the balance in the Named Executive Officer’s account under the SERP; and (ii) the balance in the Named Executive Officer’s account under the Company’s Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a summary of the potential payments payable to the Named Executive Officers upon termination of employment or a change in control of the Company under current compensation programs. Specifically, compensation payable to each Named Executive Officer upon voluntary termination, involuntary termination or in the event of death or disability and change in control is discussed below. The amounts shown in the tables below assume that such termination was effective as of March 31, 2013, and are therefore estimates of the amounts which would be paid out to the executives (or their beneficiaries) upon their termination. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the price of our Common Stock and the executive’s age.

Payments Made Upon Any Termination

Deferred Compensation. The amounts shown in the table below do not include distribution of plan balances under our Deferred Compensation Plan or SERP. These balances are shown in the Nonqualified Deferred Compensation in FY 2013 Table on page 42 of this proxy statement.

Death and Disability. A termination of employment due to death or disability does not entitle the Named Executive Officer to any payments that are not available to salaried employees generally, except for benefits payable to the beneficiaries of the Named Executive Officers in the event of termination due to death under our Salary Continuation Plan. A description of our Salary Continuation Plan is set forth under “Salary Continuation Plan” on page 33 of this proxy statement.

Accrued Pay and Profit Sharing Plan Benefits. The amounts shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment or relate to equity grants that have already vested. These include:

•	accrued salary pay through the date of termination;

•	non-equity incentive compensation earned and payable prior to the date of termination;

•	option grants received under the Incentive Plan which have already vested and are exercisable prior to the date of termination (subject to the terms of the applicable Nonqualified Stock Option Agreement);

•	restricted stock grants or restricted stock unit grants received under the Incentive Plan which have already vested prior to the date of termination (subject to the terms of the applicable Restricted Stock or Restricted Stock Unit Agreement); and

•	unused accrued vacation pay.

	Involuntary Termination or Voluntary Termination (non Change in Control)	Death or Disability		Change in Control(1)
Type of Payment	($)	($)		($)
Steven R. Rowley
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	—	—		$15,833,185	(2)
Restricted Stock Award
Unvested and Accelerated Awards	—	—		7,388,068	(3)
Benefits
Salary Continuation Plan Payments	—	$1,500,000	(4)	—

ROWLEY TOTAL	—	$1,500,000		$23,221,253

	Involuntary Termination or Voluntary Termination (non Change in Control)	Death or Disability		Change in Control(1)
Type of Payment	($)	($)		($)
D. Craig Kesler
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	—	—		$2,397,330	(2)
Restricted Stock Award
Unvested and Accelerated Awards	—	—		2,516,350	(3)
Benefits
Salary Continuation Plan Payments	—	$1,500,000	(4)	—

KESLER TOTAL	—	$1,500,000		$4,913,680
Gerald J. Essl
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	—	—		$3,552,513	(2)
Restricted Stock Award
Unvested and Accelerated Awards	—	—		2,408,210	(3)
Benefits
Salary Continuation Plan Payments	—	$700,000	(4)	—

ESSL TOTAL	—	$700,000		$5,960,723
David B. Powers
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	—	—		$4,221,013	(2)
Restricted Stock Award
Unvested and Accelerated Awards	—	—		2,408,210	(3)
Benefits
Salary Continuation Plan Payments	—	$700,000	(4)	—

POWERS TOTAL	—	$700,000		$6,629,223
James H. Graass
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	—	—		$4,089,449	(2)
Restricted Stock Award
Unvested and Accelerated Awards	—	—		2,304,333	(3)
Benefits
Salary Continuation Plan Payments	—	$1,500,000	(4)	—

GRAASS TOTAL	—	$1,500,000		$6,393,782

AGGREGATE TOTAL FOR
NAMED EXECUTIVE OFFICERS	—	$5,900,000		$47,118,661

(1)	The definition of “Change in Control” is described under “Change in Control Benefits” on page 33 of this proxy statement.
(2)	Represents the dollar value of the unexercisable stock options that are accelerated because of a change in control based on the amount, if any, that the closing price of our Common Stock on March 28, 2013 ($66.63) exceeds the exercise price of the stock option.
(3)	Represents the dollar value of the restricted stock for which restrictions will lapse upon a change in control based on the closing price of our Common Stock on March 28, 2013 ($66.63).
(4)	Under the terms of our SCP, in the event of a Named Executive Officer’s death while employed by the Company, such Named Executive Officer’s beneficiaries would receive the following payments, which would be paid from the proceeds of a life insurance policy purchased by the Company covering such Named Executive Officer (calculated based on fiscal 2013 salaries):

a.	Rowley – $860,000 in a lump sum payment plus $430,000 per year until the beneficiaries have received a total of $1,500,000 in payments.
b.	Kesler – $300,000 in a lump sum payment plus $137,500 per year until the beneficiaries have received a total of $1,500,000 in payments.
c.	Essl – $350,000 in a lump sum payment plus $175,000 per year until the date Mr. Essl would have reached 66.

d.	Powers – $350,000 in a lump sum payment plus $175,000 per year until the date Mr. Powers would have reached 66.
e.	Graass – $350,000 in a lump sum payment plus $175,000 per year until the beneficiaries have received a total of $1,500,000 in payments.

STOCK OWNERSHIP

Management

We encourage stock ownership by our directors, officers and employees to align their interests with your interests as stockholders. The following table shows the beneficial ownership of our Common Stock, as of the record date for the annual meeting by: (a) each director, (b) each of our current executive officers and (c) by all directors and executive officers of the Company as a group (15 persons). Except as otherwise indicated, all shares are owned directly, and the owner of such shares has the sole voting and investment power with respect thereto.

Amount and Nature of Beneficial Ownership (1)

	Number of Shares Beneficially Owned(2)	Percentage of Common Stock
F. William Barnett	111,652	*
Ed H. Bowman	2,523	*
Robert L. Clarke(3)	144,067	*
William R. Devlin(4)(5)	48,240	*
Martin M. Ellen	—	*
Gerald J. Essl(6)	59,666	*
James H. Graass(7)	80,470	*
Laurence E. Hirsch(8)	1,364,523	2.7%
D. Craig Kesler(5) (9)	83,941	*
Michael R. Nicolais(10)	46,356	*
David B. Powers	68,873	*
David W. Quinn	56,321	*
Steven R. Rowley(11)	442,193	*
Richard R. Stewart(12)	27,309	*
Robert S. Stewart(5)	44,615	*
All current directors, nominees and executive officers as a group (15 persons)	2,580,749	5.1%

*	Less than 1%
(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person is deemed to have “beneficial ownership” of shares of our stock that the person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named in the table, any shares that such person or persons have the right to acquire within 60 days are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other persons.
(2)	Amounts include the following shares of Common Stock that may be acquired upon exercise of stock options awarded under our Incentive Plan: Mr. Barnett – 108,274 shares; Mr. Clarke – 102,098 shares; Mr. Devlin – 6,331 shares; Mr. Essl – 9,523 shares; Mr. Graass – 21,870 shares; Mr. Hirsch – 137,593 shares; Mr. Kesler – 18,718 shares; Mr. Nicolais – 29,309 shares; Mr. Powers – 23,437 shares; Mr. Quinn – 28,243 shares; Mr. Rowley – 274,527 shares; and Mr. Richard Stewart – 19,196 shares; and all directors and executive officers of the Company as a group (15 persons) – 779,119 shares. In addition, this table includes shares of Common Stock that are held for the account of participants as of May 3, 2013, pursuant to the Common Stock fund of the PSRP, as follows: Mr. Devlin – 1,561 shares; Mr. Graass – 714 shares; Mr. Kesler – 1,370 shares; Mr. Powers – 1,507 shares; Mr. Rowley – 2,296 shares; and all directors and executive officers of the Company as a group (15 persons) – 7,448 shares. These amounts do not include the RSUs previously granted to the non-employee directors (including dividend equivalent units accrued since the date of grant) disclosed in the table on page 11 of this proxy statement.
(3)	Includes 39,446 shares pledged as collateral for a loan.
(4)	Includes 1,200 shares of Common Stock held in Mr. Devlin’s IRA.
(5)	Includes 4,000 shares of Common Stock representing the remaining unvested shares under a restricted stock award originally made to the executive on August 21, 2009.
(6)	Includes 14,000 shares of Common Stock held in trust for Mr. Essl’s son.

(7)	Includes 543 shares of Common Stock held in Mr. Graass’s IRA.
(8)	Includes 1,213,121 shares of Common Stock owned by Highlander Partners, which shares are subject to a negative pledge. Also includes 5,173 shares of Common Stock owned by Hirsch Family Partnership No. 1, Ltd.; and 5,173 shares of Common Stock owned by Hirsch Family Partnership No. 2, Ltd., with respect to which Mr. Hirsch disclaims beneficial ownership.
(9)	Also includes 160 shares of Common Stock held in Mr. Kesler’s IRA.
(10)	Includes (a) 1,386 shares of Common Stock owned by Mr. Nicolais’ wife; (b) 1,550 shares of Common Stock owned by the profit sharing plan of Mr. Nicolais’ employer; (c) 3,500 shares of Common Stock held in Mr. Nicolais’ IRA; (d) 555 shares of Common Stock held in trust (Mr. Nicolais’ wife is trustee) for their daughter; and (e) 555 shares of Common Stock held in trust (Mr. Nicolais’ wife is trustee) for their son. Mr. Nicolais has disclaimed beneficial ownership of the shares of Common Stock held in trust.
(11)	Includes 1,929 shares held in Mr. Rowley’s IRA. Includes 29,900 shares pledged as collateral for a revolving line of credit with no outstanding balance as of the record date for the annual meeting.
(12)	Includes 7,000 shares owned by Stewart Family Trust.

Certain Beneficial Owners

The table below provides information regarding the only persons we know of who are the beneficial owners of more than five percent of our Common Stock. The number of shares of Common Stock shown in the table as beneficially owned by each person as of the most recent practicable date, which is generally the date as of which information is provided in the most recent beneficial ownership report filed by such person with the SEC. The percentage of our Common Stock shown in the table as owned by each person is calculated in accordance with applicable SEC rules based on the number of outstanding shares of Common Stock as of June 10, 2013, the record date for our annual meeting of stockholders.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock
BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	4,230,949	8.5%
Fiduciary Management, Inc. (2) 100 East Wisconsin Avenue Suite 2200 Milwaukee, WI 53202	3,039,846	6.1%
Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	2,831,431	5.7%

(1)	Based solely on the information contained in a Schedule 13G/A filed with the SEC on February 1, 2013. Of the shares reported in the Schedule 13G/A, BlackRock, Inc. has sole voting power and sole dispositive power with respect to 4,230,949 shares.
(2)	Based solely on the information contained in a Schedule 13G filed with the SEC on February 10, 2012. Of the shares reported in the Schedule 13G, Fiduciary Management, Inc. has (i) sole voting power with respect to 3,034,721 shares; (ii) sole dispositive power with respect to 3,034,721 shares; (iii) shared voting power with respect to 5,125 shares; and (iv) shared dispositive power with respect to 5,125 shares.
(3)	Based solely on the information contained in a Schedule 13G/A filed with the SEC on February 11, 2013. Of the shares reported in the Schedule 13G/A, Vanguard Group, Inc. has (i) sole voting power with respect to 68,027 shares; (ii) sole dispositive power with respect to 2,765,604 shares; and (iii) shared dispositive power with respect to 65,827 shares.

Related Party Transactions

Our code of conduct adopted by the Board, which we refer to as “Eagle Ethics,” includes provisions addressing conflicts of interest which arise when a director, officer, or employee has an interest in a transaction in which the Company is a participant. Eagle Ethics defines a conflict of interest as an activity, investment or association that interferes or might appear to interfere with the judgment or objectivity of an officer or employee in performing his or her job in the best interests of the Company and our shareholders.

Under Eagle Ethics, officers or employees are encouraged to consult with their supervisors regarding any matter that may involve a conflict of interest. In addition, Eagle Ethics requires that prior approval of the supervisor of an officer or employee, the president of the Eagle business unit in which such officer or employee is employed, and the Company’s general counsel before: (1) obtaining an ownership interest in, or position with, an Eagle supplier, contractor, customer or competitor, subject to certain exceptions relating to the ownership of publicly traded securities; (2) employing any relatives where there is either a direct or indirect reporting relationship or a substantial amount of interaction between the relatives on the job; or (3) establishing a business relationship between Eagle and a company in which the officer or employee or his or her relative has an ownership interest or holds a position.

In addition to the above policies included in Eagle Ethics, we have implemented certain informal processes in connection with transactions with related persons. For example, the Company’s legal staff is primarily responsible for the development of processes to obtain information from the directors and executive officers with respect to related person transactions and for determining, based on the facts and circumstances, whether the related person has a direct or indirect material interest in the transaction. In addition, all of our employees, executive officers and directors are required to disclose any conflicts of interest in an annual certification reviewed by our Legal Department. After disclosure, some conflicts of interest may be resolved through implementing appropriate controls for our protection. Depending on the identity of the officer or employee involved in a transaction creating a potential conflict of interest, the conflict of interest may be resolved by the Company’s legal staff or may be referred to the Audit Committee. Where an appropriately disclosed conflict of interest is minor and not likely to adversely impact us, we may consent to the activity. Such consent may be subject to appropriate controls intended to ensure that transaction as implemented is not adverse to the Company. In other cases where appropriate controls are not feasible, the person involved will be requested not to enter into, or to discontinue, the relevant transaction or relationship. If a potential conflict arises concerning a director or officer of the Company, the potential conflict is disclosed to the Chair of the Audit Committee of the Board for review and disposition. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the annual proxy statements.

During fiscal 2013, the Company engaged KPMG to perform certain purchase price allocation work in connection with the Company’s acquisition of assets from Lafarge North America. Our Chief Financial Officer’s spouse is a partner at KPMG. During fiscal 2013, we paid KPMG fees of approximately $125,000. Mr. Kesler’s spouse did not work on any Company matters. KPMG’s engagement was approved by our Audit Committee in compliance with our pre-approval procedures.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership, reports of changes in ownership and annual reports of ownership with the SEC and the NYSE. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file with the SEC.

Based solely on our review of the copies of such forms we received with respect to fiscal 2013 or written representations from certain reporting persons, the Company believes that its directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, have complied with all filing requirements of Section 16(a) for fiscal 2013 applicable to such persons, except for one late Form 4 for each executive officer related to shares withheld for taxes in connection with the vesting of RSUs.

Code of Conduct

The Company’s code of conduct, Eagle Ethics, applies to all of the Company’s employees, including the Company’s officers. Eagle Ethics also applies to the Board of Directors. The Company’s code of conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the code of conduct to an appropriate person or persons identified in the code of conduct; and

•	accountability for adherence to the code of conduct.

All of the Company’s employees and directors are required to certify to the Company, on an annual basis, that they have complied with the Company’s code of conduct without exception or, if they have not so complied, to list the exceptions. The Company has posted the text of its code of conduct on its Internet website at www.eaglematerials.com (click on “Investor Relations”, then on “Corporate Governance”, then on “Eagle Ethics” under the heading “Code of Ethics”). Additionally, the Company will provide without charge a copy of the code of conduct to any person upon written request to our Secretary at our principal executive office.

PROPOSAL NO. 2: ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are seeking your advisory vote approving the compensation paid to our named executive officers as disclosed in this proxy statement. We believe the structure of our executive compensation programs promotes our business objectives and serves to motivate, attract and retain executive talent.

We urge stockholders to read our “Compensation Discussion and Analysis” beginning on page 18 of this proxy statement, which describes in more detail how our executive compensation policies and programs operate.

We are seeking stockholder approval of the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this Proxy Statement, is hereby approved by the stockholders of the Company on an advisory basis.

Although the vote on this proposal is advisory and nonbinding, the Compensation Committee and the Board will review the results of the vote and consider them when making future determinations regarding our executive compensation programs. The affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the approval of the foregoing resolution. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the approval of the resolution.

Recommendation of the Board

Our Board of Directors recommends that holders of Common Stock vote “for” the non-binding advisory resolution approving the compensation paid to our named executive officers.

PROPOSAL NO. 3: APPROVAL OF THE 2013 PLAN

Overview

Awards based on our Common Stock are a major part of long-term compensation for our key employees and non-employee directors. We believe such awards help us to attract and retain the talented members of our management team. As noted in the “Compensation Discussion and Analysis” beginning on page 18, for many years we have recognized that structuring long-term equity incentive awards to executives helps to align their financial interests with the interests of our stockholders. Our current Incentive Plan affords our Compensation Committee flexibility to determine the type of compensatory awards that provide appropriate incentives and encourage stock ownership among key employees and non-employee directors. Our current Incentive Plan expires in January 2014.

In order to ensure that shares of our Common Stock continue to be available for use by the Compensation Committee in making awards in the form of stock options, restricted stock, stock units and other stock-based awards, our Board of Directors has, subject to stockholder approval, approved our Amended and Restated Incentive Plan, which we refer to as the “2013 Plan.” We refer to the existing Incentive Plan as the “Prior Plan.” The Board is presenting the 2013 Plan to the stockholders at the 2013 Annual Meeting because this is the last regularly scheduled stockholder meeting before the Prior Plan expires in January 2014.

A summary of the principal provisions of the 2013 Plan are set forth below. The full text of the 2013 Plan is annexed to this proxy statement as Appendix A. The following summary is qualified in its entirety by reference to Appendix A. Approval of the 2013 Plan requires the favorable vote of a majority of the votes cast, provided that the votes cast represent over 50% of our outstanding shares. No awards may be granted under the 2013 Plan after the tenth anniversary of the date on which the stockholders approve the 2013 Plan.

Share Summary and Historical Award Information

In approving the 2013 Plan, the Board considered the overhang of currently outstanding awards. As of March 31, 2013, there were 3,625,734 shares of Common Stock subject to outstanding awards and an additional 1,302,263 shares of Common Stock available for future awards under the Prior Plan. Of the shares of Common Stock subject to outstanding awards under the Prior Plan, 3,022,592 are stock options, and 603,142 are either restricted stock or RSUs. The weighted average remaining term of our options currently outstanding under the Prior Plan is 4.17 years, and the weighted average exercise price is $37.83. Of the shares available for future award under the Prior Plan, up to 106,417 shares are available for issuance of stock awards that are not option awards or SARs. The overhang on a fully diluted basis of the outstanding awards is approximately 6.31%.

The Board also considered the Company’s historical burn rate, as well as the number of awards granted in the prior three fiscal years. The Company’s three-year average equity expenditures, referred to as the burn rate (calculated using Institutional Shareholder Services, which we refer to as “ISS,” methodology), was 2.33%, which was lower than ISS’s applicable policy guidelines maximum burn rate of 3.08%. The Board also considered that the Prior Plan expires in January 2014.

The 2013 Plan, as adopted by our Board of Directors on May 16, 2013, authorizes the following shares of Common Stock for grant under the 2013 Plan: 1,302,263 (subject to a 106,417 stock award sub-limit), plus 3,000,000 (subject to a 1,500,000 stock award sub-limit), for a total of 4,302,263 shares (subject to a 1,606,417 stock award sub-limit). Because Proposal No. 3 does not contemplate the amount or timing of specific equity awards in the future, it is not possible to calculate the amount of subsequent dilution that may ultimately result from such awards.

Awards that have been granted under the Prior Plan prior to the approval of the 2013 Plan will continue to be outstanding following the approval of the 2013 Plan and shall be subject to the provisions of the 2013 Plan. If the stockholders do not approve the 2013 Plan, the Prior Plan will remain in effect. However, future awards would be limited to the shares remaining from the previously authorized shares for issuance under the Prior Plan, and we would be severely restricted in the equity awards that we could make to key employees and non-employee directors because no awards could be made after January 2014.

Summary of the 2013 Plan

The principal provisions of the 2013 Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2013 Plan, which is attached as Appendix A to this proxy statement.

Eligible Class

Persons eligible to be considered for awards under the 2013 Plan are our directors and all employees of the Company and certain of our subsidiaries and joint ventures who hold positions of responsibility and whose performance, in the judgment of the Compensation Committee, can have a significant effect on ourselves and the success of our affiliates.

Shares Available for Awards

The aggregate of 1,302,263 shares of Common Stock that were remaining for grant under the Prior Plan on March 31, 2013, plus an additional 3,000,000 shares of Common Stock shall be available for awards under the 2013 Plan, granted or payable wholly or partly in Common Stock (including rights or options that may be exercised for or settled in Common Stock). 4,302,263 shares of Common Stock would be available for issuance pursuant to incentive stock options. No more than 1,606,417 shares of Common Stock would be available for issuance under the 2013 Plan pursuant to stock awards that are not option awards or SARs. Each grant of an option award or SAR will reduce the number of shares of Common Stock available for issuance under the 2013 Plan by the full number of shares underlying the grant.

If (1) any shares of Common Stock subject to an award under the 2013 Plan are forfeited, an award under the 2013 Plan expires or an award is settled for cash, or (2) after March 31, 2013 any shares of Common Stock subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires or is settled for cash, then in each such case the shares of Common Stock subject to such award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for grant under the 2013 Plan. In the event that withholding tax liabilities arising from an award under the 2013 Plan or the Prior Plan are satisfied by the tendering of shares of Common Stock or by the withholding of shares of Common Stock by us, the shares of Common Stock so tendered or withheld shall again be available for grant under the 2013 Plan.

The following shares of Common Stock shall not be added to the shares of Common Stock authorized for grant under the 2013 Plan: (1) shares of Common Stock tendered by a participant or withheld by us in payment of the purchase price of (i) an option under the 2013 Plan or (ii) after March 31, 2013, an option under the Prior Plan, (2) shares of Common Stock tendered by a participant or withheld by us to satisfy any tax withholding obligation with respect to options or stock appreciation rights under the 2013 Plan or, after March 31, 2013, options or stock appreciation rights under the Prior Plan, (3) shares of Common Stock subject to a stock appreciation right under the 2013 Plan or, after March 31, 2013, a stock appreciation right under the Prior Plan that are not issued in connection with its stock settlement on exercise, and (4) shares of Common Stock reacquired by us on the open market or otherwise using cash proceeds from the exercise of options under the 2013 Plan or, after March 31, 2013, options under the Prior Plan.

In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (1) the number of shares of Common Stock reserved under the 2013 Plan, (2) the number of shares of Common Stock covered by outstanding awards in the form of shares of Common Stock or units denominated in shares of Common Stock, (3) the exercise price or other price in respect of such awards, (4) certain annual grant limits, and (5) the appropriate fair market value and other price determinations for such awards shall each be proportionately adjusted by the Compensation Committee as appropriate to reflect such transaction. In the event of any other recapitalization or capital reorganization of us, any consolidation or merger of us with another corporation or entity, the adoption by us of any plan of exchange affecting the shares of Common Stock or any distribution to holders of shares of Common Stock of securities or property (other than normal cash dividends or dividends payable in shares of Common Stock), the Compensation Committee shall make appropriate adjustments to (i) the number and kind of shares covered by awards in the form of shares of Common Stock or units denominated in shares of Common Stock, (ii) the exercise price or other price in respect of such awards, (iii) the appropriate fair market value and other price determinations for such awards, and (iv) certain annual grant limits to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the awards and preserve, without increasing, the value of such awards.

The annual grant limits for employees and non-employee directors are described below.

Administration

The Compensation Committee has been designated by our Board of Directors to administer the 2013 Plan. The Compensation Committee has the discretion to, among other things, determine the employees and directors who will be granted awards, the sizes and types of such awards, and the terms and conditions of such awards, subject to certain limitations set forth in the 2013 Plan. In addition, the Compensation Committee has full power and authority to interpret the 2013 Plan and may, from time to time, adopt rules and regulations in order to carry out the terms of the 2013 Plan.

Except with regard to employees who are not subject to Section 16(b) of the Securities Exchange Act of 1934, the Compensation Committee may delegate any of its authority to the Board of Directors or to any other committee of the Board of Directors, provided such delegation is made in writing and specifically sets forth the delegated authority. The Compensation Committee may also delegate to our Chief Executive Officer or other senior officers authority to executive on behalf of us any award agreement. Further, the Compensation Committee may engage or authorize engagement of a third party administrator to carry out administrative functions under the 2013 Plan.

Subject to certain restrictions contained in the 2013 Plan, including certain stockholder approval requirements, the Compensation Committee has the discretion to extend the exercisability of an award, accelerate the vesting or exercisability of an award, or otherwise amend the award in a manner that is not adverse to, or is consented to, by the recipient of the award.

Employee Awards

At the discretion of the Compensation Committee, employees may be granted awards under the 2013 Plan in the form of stock options, stock appreciation rights, stock awards, cash awards or performance awards. Such awards may be granted singly, in combination, or in tandem. For more information regarding the annual incentive programs approved by the Compensation Committee in fiscal 2013 under the Prior Plan, see “Compensation Discussion and Analysis—Elements of Executive Compensation” beginning on page 25.

Options. The 2013 Plan provides for the granting of incentive stock options, which are intended to comply with Section 422 of the Internal Revenue Code, and non-qualified stock options to employees.

A stock option is a right to purchase a specified number of shares of our Common Stock at a specified grant price. All stock options granted under the 2013 Plan must have an exercise price per share that is not less than the fair market value of a share of Common Stock on the date of grant and a term of no more than ten years. The fair market value of our Common Stock will be the closing sales price per share of Common Stock as reported by the NYSE or the applicable national securities exchange as of the date on which the value is to be determined. The terms, conditions and limitations applicable to any options awarded to participants pursuant to the 2013 Plan, including the grant price (subject to any limitation contained in the 2013 Plan), the term of the options, the number of shares subject to the option and the date or dates upon which they become exercisable, shall be determined by the Compensation Committee. However, stock options may not include provisions that “reload” the option upon exercise.

The exercise price of any stock option must be paid in full at the time the stock is delivered to the optionee. The price must be paid (1) in cash or cash equivalents, (2) by tendering previously acquired shares of Common Stock (valued at their fair market value), (3) with the consent of the Compensation Committee, by delivery of other consideration (including, where permitted by law and the Compensation Committee, other awards) having a fair market value on the exercise date equal to the total purchase price, (4) with the consent of the Compensation Committee, by withholding shares of Common Stock otherwise issuable in connection with the exercise of the option, (5) through any other method specified in an award agreement, or (6) any combination of any of the foregoing.

Stock Appreciation Rights. The 2013 Plan also provides for the granting of stock appreciation rights or “SARs” to employees. A SAR is a right to receive a payment, in cash or Common Stock or a combination of cash and Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock over a specified grant price. A SAR may be granted to the holder of a stock option with respect to all or a portion of the shares of Common Stock subject to such stock option (a “tandem” SAR) or may be granted separately. The holder of a tandem SAR may elect to exercise either the stock option or the SAR, but not both. The exercise period for a SAR shall extend no more than ten years after the date of grant. The terms, conditions and limitations applicable to any SARs awarded pursuant to the 2013 Plan, including the grant price (subject to any limitation contained in the 2013 Plan), the term of any SARs and the date or dates upon which they become exercisable, shall be determined by the Compensation Committee.

Stock Awards. The 2013 Plan also provides for the granting of stock awards, including restricted stock, and stock units to employees that consist of grants of Common Stock or units denominated in Common Stock. The terms, conditions and limitations applicable to any stock award will be decided by the Compensation Committee.

Cash Awards. The 2013 Plan also provides for the granting of cash awards to employees. The terms, conditions and limitations applicable to any cash awards granted pursuant to the 2013 Plan will be determined by the Compensation Committee.

Performance Awards. At the discretion of the Compensation Committee, any of the above-described employee awards may be made in the form of a performance award. A performance award is an award that is subject to the attainment of one or more future performance goals. The terms, conditions and limitations applicable to any performance award will be decided by the Compensation Committee.

In making awards intended to qualify under Section 162(m) of the Internal Revenue Code, the Compensation Committee may base a performance goal on one or more of the following business criteria that may be applied to the employee, one or more business units, or to the Company as a whole:

•	stock price measures (including, but not limited to, growth measures and total shareholder return);

•	earnings per share (actual or targeted growth);

•	earnings before and after interest and/or taxes, depreciation and amortization;

•	economic value added;

•	net income measures (including, but not limited to, income after capital costs and income before or after taxes);

•	operating income;

•	cash flow measures;

•	return measures (including, but not limited to, return on average assets, risk-adjusted return on capital, and return on average equity);

•	operating measures (including, but not limited to, sales volumes, production volumes and production efficiencies);

•	expense measures (including, but not limited to, overhead costs and general and administrative expenses);

•	margins; and

•	corporate values measures (including, but not limited to, ethics compliance, environmental, and safety).

Goals may also be based on performance relative to a peer group of companies.

Employee Award Limitations. Under the 2013 Plan, no employee may be granted during any fiscal year:

•	options and/or SARs covering more than 600,000 shares of Common Stock;

•	stock awards covering more than 300,000 shares of Common Stock; or

•	cash awards (including performance awards) in respect of any fiscal year having a value determined on the grant date in excess of $5,000,000.

Non-Employee Director Awards

At the discretion of the Compensation Committee, non-employee directors may be granted awards under the 2013 Plan in the form of non-qualified stock options, SARs, performance awards or stock awards. Awards to directors may be granted singly, in combination, or in tandem. Non-employee directors may not be granted options having a value determined on the grant date in excess of $350,000, or stock awards having a value determined on the grant date in excess of $350,000, during any fiscal year.

Change in Control under 2013 Plan

The 2013 Plan does not address the disposition of equity awards upon the occurrence of a change in control of the Company. However, the practice of the Compensation Committee has been to include in the applicable award agreement accelerated vesting of equity awards upon the occurrence of a change in control of the Company. See “Change in Control Benefits” on page 33 of this proxy statement.

Non-US Participants

The 2013 Plan allows the Compensation Committee to grant awards to persons outside the United States under appropriate terms and conditions for the applicable foreign jurisdiction.

Deferred Payments

At the discretion of the Compensation Committee, amounts payable in respect of awards granted under the 2013 Plan may be deferred. Any deferred payment may be forfeited if and to the extent that the terms of the applicable award so provide.

Amendment, Modification and Termination

Our Board of Directors may amend, modify, suspend or terminate the 2013 Plan at any time for the purpose of addressing changes in legal requirements or for other purposes permitted by law. However, (1) no amendment or alteration that would adversely affect the rights of any participant under any award previously granted to such participant shall be made without the consent of such participant and (2) no amendment or alteration shall be effective prior to approval by the stockholders if such approval is required by law or the requirements of the NYSE.

Term

No award shall be made after August 7, 2023.

Tax Consequences

The following is a brief summary of the federal income tax aspects of awards that may be made under the 2013 Plan based on existing U.S. federal income tax laws. This summary is general in nature and does not address issues related to the tax circumstances of any particular participant. This discussion is not to be construed as tax advice.

Stock Options and Stock Appreciation Rights. Some of the stock options issuable under the 2013 Plan may constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code, while other options granted under the 2013 Plan may be non-qualified stock options.

The Internal Revenue Code provides for tax treatment of stock options qualifying as incentive stock options that may be more favorable to employees than the tax treatment accorded non-qualified stock options. Generally, upon the exercise of an incentive stock option, the optionee will recognize no income for U.S. federal income tax purposes. However, the difference between the exercise price of the incentive stock option and the fair market value of the stock at the time of exercise is an item of tax preference that may require payment of an alternative minimum tax. On the sale of shares acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years from the date of grant of the option or within one year from the date of exercise), any gain will be taxed to the optionee as long-term capital gain. No deduction is available to the Company upon the grant or exercise of an incentive stock option (although a deduction may be available if the employee sells the shares so purchased before the applicable holding periods expire). Except with respect to death or disability of an optionee, an optionee has three months after termination of employment in which to exercise an incentive stock option and retain favorable tax treatment at exercise. An option exercised more than three months after an optionee’s termination of employment (other than by reason of death or disability) cannot qualify for the tax treatment accorded incentive stock options. Such option would be treated as a non-qualified stock option instead.

In contrast, upon the exercise of a non-qualified stock option, the optionee recognizes ordinary income (subject to withholding) in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Upon any sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the non-qualified stock option will be treated generally as capital gain or loss. Upon exercise of a non-qualified stock option, the Company will generally be entitled to a deduction in an amount equal to the income recognized by the participant.

Participants will not realize taxable income upon the grant of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant will recognize ordinary income (subject to withholding) in an amount equal to the cash or fair market value of the shares of stock received on the date of exercise of the stock appreciation right. The participant will generally have a tax basis in any shares of stock received on the exercise of a stock appreciation right that equals the fair market value of such shares on the date of exercise. The Company will generally be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant.

Cash Awards; Stock Awards. Generally, the recipient of a cash award will recognize ordinary compensation income at the time the payment is received or, if earlier, at the time such cash is otherwise made available to the employee to draw upon it. The Company will normally be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by such recipient.

Federal income tax consequences with respect to stock awards depend on the facts and circumstances of each award, and, in particular, the nature of any restrictions imposed with respect to the award. In general, if the stock which is the subject of a stock award is actually issued to a participant but is subject to a “substantial risk of forfeiture,” for example, if rights to ownership of the stock are conditioned upon the future performance of substantial services by the participant, a taxable event occurs only when the substantial risk of forfeiture ceases to exist. When the substantial risk of forfeiture ceases, the participant will realize ordinary income to the extent of the excess of the fair market value of the stock on the date the risk of forfeiture terminates over the participant’s cost for such stock (if any), and the same amount is then deductible by the Company as compensation. If the restrictions with respect to the stock award, by their nature, do not subject the participant to a substantial risk of forfeiture of the stock, then the participant will realize ordinary income at the time of grant to the extent of the excess of the fair market value of the stock over the participant’s cost (if any). The same amount is then deductible by the Company. If the stock is not actually issued to the participant at the time the stock award is granted, then the participant will realize ordinary income at the time the participant receives stock free of any substantial risk of forfeiture, and the amount of such income will be equal to the fair market value of the stock at such time over the participant’s cost (if any). The same amount is then deductible by the Company.

An employee (but not a non-employee director) will be subject to withholding for federal, and generally for state and local, income taxes at the time the employee recognizes income under the rules described above with respect to Common Stock or cash received pursuant to a performance award, stock award or stock unit award. An employee will be subject to withholding for Social

Security and Medicare at the time that the award becomes vested (whether or not shares or cash are distributed). Dividends that are received by a participant prior to the time that the Common Stock is taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis of a participant in the Common Stock received will equal the amount recognized as compensation income under the rules described in the preceding paragraph, and the holding period in such shares will commence on the date income is so recognized.

Section 409A imposes an additional 20% tax and penalty interest on an individual receiving nonqualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “nonqualified deferred compensation” includes certain equity-based incentive programs, including performance award programs. Generally speaking, Section 409A does not apply to incentive awards that are in all events to be paid at the time the award vests or shortly thereafter. Likewise, Section 409A does not apply to restricted stock or stock options whose exercise price is equal to the fair market value of the optioned shares (determined as of the date of grant). Awards made pursuant to the 2013 Plan are designed to comply with the requirements of Section 409A to the extent such awards are not otherwise exempt from coverage. However, if the 2013 Plan (or an award thereunder) fails to comply with Section 409A, a participant could be subject to the additional taxes and interest.

Subject to the discussion below under “Limitations on Tax Deductibility of Compensation,” we or our affiliates will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules.

General. A participant’s tax basis in shares purchased or awarded under the 2013 Plan is equal to the sum of the price paid for the shares, if any, and the amount of ordinary income recognized by the participant in connection with the transfer of the shares. The participant’s holding period for the shares begins immediately after ordinary income is recognized with respect to the transfer of the shares. If a participant sells shares, any difference between the amount realized in the sale and the participant’s tax basis in the shares is taxed as long-term or short-term capital gain or loss (provided the shares are held as a capital asset on the date of sale), depending on the participant’s holding period for the shares.

Limitations on Tax Deductibility of Compensation. In order for the amounts described above to be deductible by the Company or its affiliates, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The Company or its affiliates’ ability to obtain a deduction for future payments under the 2013 Plan could be limited by Section 280G of the Internal Revenue Code, which provides that certain excess parachute payments made in connection with a change of control of an employer are not deductible.

Our and our affiliates’ ability to deduct for amounts paid under the 2013 Plan also could be affected by Section 162(m) of the Internal Revenue Code. Section 162(m) provides that certain compensation received in any year by a “covered employee” in excess of $1,000,000 is non-deductible by the Company for federal income tax purposes. Section 162(m) provides an exception, however, for “performance-based compensation.” The Compensation Committee believes that a significant portion of compensation to its executives should be dependent on operational and financial measures. In pursuit of this goal, the Compensation Committee seeks to structure grants and awards made under the 2013 Plan to “covered employees” as performance-based compensation that is exempt from Section 162(m). However, the Compensation Committee may award compensation that is or may become non-deductible when such grants are in the best interest of the Company, balancing tax efficiency with long-term strategic objectives. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the related regulations, no assurance can be given that compensation intended by the Compensation Committee to satisfy the requirements for deductibility under section 162(m) does in fact do so.

Plan Benefits

If the 2013 Plan is adopted, the benefits to be received by participants cannot be determined at this time because grants are at the discretion of our Compensation Committee. None of the shares authorized by the 2013 Plan have been awarded to any of the directors or employees, and no commitment has been made to award any such shares. The Compensation Committee has authority to authorize future awards under the 2013 Plan from time to time. The value of any future equity awards will ultimately depend on the nature and size of the awards, the future price of our Common Stock and the exercise decisions made by the participants, among other factors, and will be subject to such vesting conditions as the Compensation Committee determines from time to time. For further details on the awards granted during the fiscal year ended March 31, 2013, please refer to the executive and director compensation tables beginning on page 35 and 10, respectively, of this proxy statement.

For illustrative purposes only, the following equity awards were granted to the Named Executive Officers and other groups of individuals named below under the Prior Plan in the fiscal year ended March 31, 2013.

Persons or Groups of Persons	Dollar Value ($)(1)	Number of Awards Granted Under Prior Plan(2)
Steven R. Rowley, President and Chief Executive Officer	$2,080,000	135,053
D. Craig Kesler, Executive Vice President – Finance and Administration and Chief Financial Officer	555,000	36,303
Gerald J. Essl, Executive Vice President – Cement/Aggregates and Concrete	600,000	39,247
David B. Powers, Executive Vice President – Gypsum	600,000	39,247
James H. Graass, Executive Vice President, General Counsel and Secretary	555,000	36,303
Executive Officer Group	5,184,000	339,090
Non-Executive Director Group	1,095,049	58,587
Non-Executive Officer Employee Group	4,514,309	259,696

(1)	Does not include cash awards. The amounts in this column reflect the value of option awards and restricted stock awards made to the designated individuals and groups during the fiscal year ended March 31, 2013 and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, refer to footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2013 included in the Fiscal 2013 Form 10-K
(2)	Represents grants of stock options and restricted stock (including performance restricted stock) in fiscal 2013.

Equity Compensation Plan Information

The following table shows the number of outstanding options and shares available for future issuance of options under the Company’s equity compensation plans as of March 31, 2013. Our equity compensation plans have been approved by the Company’s stockholders.

Plan Category	Incentive Plan	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining for future issuance under equity compensation plans excluding securities reflected in column (a) (c)
Equity compensation plans approved by stockholders	2004	3,022,592	$37.83	1,302,263
Equity compensation plans not approved by stockholders		—	—	—

		3,022,592	$37.83	1,302,263

Recommendation of the Board

Our Board of Directors unanimously recommends a vote “for” the approval of the 2013 Plan. If the requisite vote of our stockholders is not obtained, our Compensation Committee may continue to make awards out of the Prior Plan, but only to the extent of available shares during the remaining term of the Prior Plan, which expires in January 2014.

PROPOSAL NO. 4: APPROVAL OF EXPECTED APPOINTMENT OF INDEPENDENT AUDITORS

General

Ernst & Young acted as our independent auditors to audit our books and records for fiscal year 2013, and the Audit Committee expects to appoint Ernst & Young as our independent auditors for fiscal year 2014 if its proposal for audit services is satisfactory.

We believe the approval of this expected appointment is good corporate practice because the audit of our books and records is a matter of importance to our stockholders. If our stockholders do not support the expected appointment, our Audit Committee will consider that fact when determining whether or not to retain Ernst & Young, but still may elect to retain them. Even if the expected appointment is approved, the Audit Committee, in its discretion, may elect not to proceed with the appointment. Once it has appointed an auditor, our Audit Committee may elect to change the appointment at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Representatives of Ernst & Young are expected to be present for the annual meeting, with the opportunity to make a statement if they choose to do so, and will be available to respond to appropriate questions from our stockholders.

Recommendation of the Board

Our board unanimously recommends a vote “for” the approval of the expected appointment of Ernst & Young as the Company’s auditors for the fiscal year ending March 31, 2014.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP, which we refer to as Ernst & Young, audited the Company’s financial statements for the fiscal years ended March 31, 2011, 2012 and 2013.

Ernst & Young reports directly to our Audit Committee. The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Ernst & Young. Under these policies, the Audit Committee pre-approves the use of audit and specific permissible audit-related and non-audit services up to certain dollar limits. Other audit and permissible non-audit services that exceed a $50,000 threshold must be pre-approved separately by the Audit Committee, or, for such services that do not exceed $50,000, by a member of the Audit Committee. Any such member must report the pre-approval at the next Audit Committee meeting. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules, and, if permissible, the potential effect of such services on the independence of Ernst & Young.

The following table sets forth the various fees for services provided to the Company by Ernst & Young in the fiscal years ended March 31, 2013 and 2012, all of which services have been approved by the Audit Committee:

Fiscal Year Ended March 31,	Audit Fees (1)	Audit Related Fees	Tax Fees	All Other Fees	Total
2013	$1,245,700	$15,000	—	—	$1,260,700
2012	672,000	15,000	$56,979	—	743,979

(1)	Includes fees for the annual audit and quarterly reviews, accounting and financial reporting consultations regarding generally accepted accounting principles. For fiscal 2013, the amount also includes additional work conducted in connection with the Company’s acquisition of assets from Lafarge North America.

AUDIT COMMITTEE REPORT

To the Board of Directors of Eagle Materials Inc.:

We have reviewed and discussed with management and our independent registered public accounting firm, Ernst & Young, as appropriate, (1) the audited financial statements of Eagle Materials Inc. as of and for the fiscal year ended March 31, 2013, and (2) management’s report on internal control over financial reporting and the independent registered accounting firm’s related opinions.

We have discussed with the independent registered public accounting firm the required communications specified by auditing standards, together with guidelines established by the SEC and the Sarbanes-Oxley Act.

We have received and reviewed the written disclosures and the letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board concerning independence and have discussed with Ernst & Young the auditors’ independence. We have also considered whether the auditors’ provision of non-audit services to Eagle Materials Inc. and its affiliates is compatible with the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Annual Report of Eagle Materials Inc. on Form 10-K for the fiscal year ended March 31, 2013.

Audit Committee

David W. Quinn, Chairman

Ed H. Bowman

Robert L. Clarke

OTHER MATTERS WHICH MAY BE PRESENTED FOR ACTION AT THE MEETING

Our Board of Directors does not intend to present for action at this annual meeting any matter other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented for action at the meeting, it is the intention of persons named in the proxy to vote thereon in accordance with their judgment pursuant to the discretionary authority conferred by the proxy.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, the Company and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, the Company will deliver a separate copy of the proxy statement to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that the Company deliver single copies of such documents in the future. Stockholders may notify the Company of their requests by calling or directing a written request to Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487, (214) 432-2000.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Next year’s annual meeting of stockholders is scheduled to be held on August 7, 2014. In order to be considered for inclusion in the Company’s proxy material for that meeting, stockholder proposals must be received at our executive offices, addressed to the attention of the Secretary, not later than February 21, 2014.

For any proposal that is not submitted for inclusion in our proxy material for the 2014 annual meeting of stockholders but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Exchange Act permits the Company’s management to exercise discretionary voting authority under proxies it solicits unless the Company is notified about the proposal on or before May 9, 2014, and the stockholder satisfies the other requirements of Rule 14a-4(c). Our Bylaws provide that, to be considered at the 2014 annual meeting, a stockholder proposal must be submitted in writing and received by our Secretary at the executive offices of the Company during the period beginning on February 8, 2014 and ending May 9, 2014, and must contain the information specified by and otherwise comply with our Bylaws. Any stockholder wishing to receive a copy of our Bylaws should direct a written request to our Secretary at the Company’s principal executive office.

FORM 10-K

Stockholders entitled to vote at the meeting may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013, including the financial statements required to be filed with the SEC, without charge, upon written or oral request to Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487, (214) 432-2000.

By Order of the Board of Directors JAMES H. GRAASS Executive Vice President, General Counsel and Secretary

Dallas, Texas

June 21, 2013

Appendix A

EAGLE MATERIALS INC.

AMENDED AND RESTATED INCENTIVE PLAN

(As Amended and Restated as of August 7, 2013)

1. Plan. This Eagle Materials Inc. Amended and Restated Incentive Plan (the “Plan”) constitutes an amendment and restatement in its entirety of the Eagle Materials Inc. Incentive Plan, originally effective January 8, 2004, and as thereafter amended.

2. Objectives. The purpose of this Plan is to further the interests of the Corporation and its shareholders by providing incentives in the form of Awards to key Employees and Non-Employee Directors who can contribute materially to the success and profitability of the Corporation and its Affiliates. Such Awards will recognize and reward outstanding performances and individual contributions and give Participants in the Plan an interest in the Corporation parallel to that of the shareholders, thus enhancing the proprietary and personal interest of such Participants in the Corporation’s continued success and progress. This Plan will also enable the Corporation and its Affiliates to attract and retain such Employees and Non-Employee Directors.

3. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Affiliate” means a Subsidiary or Joint Venture.

“Authorized Officer” means the Chief Executive Officer of the Corporation (or any other senior officer of the Corporation to whom he or she shall delegate the authority to execute any Award Agreement, where applicable).

“Award” means an Employee Award or a Director Award.

“Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder. Such agreement may be in electronic or written form.

“Board” means the Board of Directors of the Corporation.

“Cash Award” means an Award denominated in cash.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the committee of the Board charged with oversight of the Corporation’s incentive compensation and equity based plans, which, at the time of the adoption of this Plan is the Compensation Committee. The Committee consists and always will consist of no fewer than two Directors.

“Common Stock” means the Common Stock, par value $.01 per share, of the Corporation.

“Corporation” means Eagle Materials Inc., a Delaware corporation, or any successor thereto.

“Director” means an individual who is a member of the Board.

“Director Award” means any Non-Qualified Stock Option, SAR, Performance Award or Stock Award granted, whether singly, in combination or in tandem, to a Participant who is a Non-Employee Director pursuant to such applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

“Dividend Equivalents” means, with respect to Stock Units or shares of Restricted Stock, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record during the Restriction Period on a like number of shares of Common Stock.

“Employee” means an employee of the Corporation or any of its Affiliates and any prospective employee conditioned upon, and Awards to whom will be effective not earlier than, such person’s becoming an employee of the Corporation or any Affiliate.

“Employee Award” means any Option, SAR, Stock Award, Cash Award, or Performance Award granted, whether singly, in combination or in tandem, to a Participant who is an Employee pursuant to such applicable terms, conditions and limitations (including treatment as a Performance Award) as the Committee may establish in order to fulfill the objectives of the Plan.

“Employee Director” means an individual serving as a member of the Board who is an Employee of the Corporation or any of its Affiliates.

“Equity Award” means any Option, SAR, Stock Award, or Performance Award (other than a Performance Award denominated in cash) granted to a Participant under the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. The Fair Market Value of a Share means, as of a particular date, (i) if Common Stock is listed or admitted to trading on the New York Stock Exchange, the closing sales price per share of Common Stock as reported on New York Stock Exchange Composite Trading Listings or a similar report selected by the Committee on that date, or if there shall have been no such sale reported on that date, on the last preceding date on which such a sale was so reported, (ii) if the Shares are not listed on the New York Stock Exchange but are listed on a securities exchange other than the New York Stock Exchange, the closing sales price per share of Common Stock as reported on the date in question on the principal securities exchange on which the shares of Common Stock are then listed or admitted to trading, or (iii) if shares of Common Stock are not listed on a securities exchange, (A) the most recent value determined by an independent appraiser appointed by the Corporation for such purpose or (B) if applicable, the price per share of Common Stock as determined in accordance with the procedures of a third party administrator retained by the Corporation to administer the Plan.

“Grant Date” means the date an Award is granted to a Participant pursuant to the Plan. The Grant Date for a substituted award is the Grant Date of the original award.

“Grant Price” means the price at which a Participant may exercise his or her right to receive cash or Common Stock, as applicable, under the terms of an Award. With respect to an Award of an Option or SAR, the Grant Price shall not be less than the Fair Market Value of a share of Common Stock on the date on which the Award is granted.

“Incentive Stock Option” means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.

“Joint Venture” means any joint venture or partnership in which the Corporation has at least 50% ownership, voting, capital or profit interests (in whatever form) and which is a subsidiary of the Corporation within the meaning of the Securities Act of 1933, as amended.

“Non-Employee Director” means an individual serving as a member of the Board who is not an Employee of the Corporation or any of its Affiliates.

“Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified Grant Price, which may be an Incentive Stock Option or a Non-Qualified Stock Option.

“Participant” means an Employee or Non-Employee Director to whom an Award has been granted under this Plan.

“Performance Award” means an Award made pursuant to Section 8(a)(v) of this Plan.

“Performance Goal” means a standard established by the Committee, to determine in whole or in part whether a Qualified Performance Award shall be earned.

“Prior Plan” shall mean the Eagle Materials Inc. Incentive Plan, originally effective January 8, 2004, and as thereafter amended.

“Qualified Performance Award” means a Performance Award made to a Participant who is an Employee that is intended to qualify as qualified performance based compensation under Section 162(m) of the Code, as described in Section 8(a)(v)(B) of the Plan.

“Restatement Date” shall mean August 7, 2013.

“Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

“Restriction Period” means a period of time beginning as of the Grant Date of an Award of Restricted Stock and ending as of the date upon which the Common Stock subject to such Award is no longer restricted or subject to forfeiture provisions.

“Section 409A” shall mean Section 409A of the Code and related U.S. Department of Treasury regulations and pronouncements.

“Shares” shall mean the shares of Common Stock.

“Stock Appreciation Right” or “SAR” means a right to receive a payment in cash, Common Stock or a combination of cash and Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the right is exercised over a specified Grant Price, in each case, as determined by the Committee.

“Stock Award” means an Award, other than Options or SARs, in the form of Shares or Stock Units, including an award of Restricted Stock.

“Stock Unit” means a unit evidencing the right to receive in specified circumstances one Share (as determined by the Committee) granted to either an Employee or a Non-Employee Director.

“Subsidiary” means any corporation, partnership, limited liability company or other business venture or entity of which the Corporation directly or indirectly owns 50% or more of the ownership interest in such entity, as determined by the Committee in its sole and absolute discretion (such determination by the Committee to be conclusively established by the grant of an Award by the Committee to an officer or employee of such an entity).

“Substitute Awards” shall mean Awards granted or Shares issued by the Corporation in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Corporation or any Affiliate or with which the Corporation or any Affiliate combines.

4. Eligibility.

(a) Employees. Employees eligible for the grant of Employee Awards under this Plan are those Employee Directors and Employees who hold positions of responsibility and whose performance, in the judgment of the Committee, can have a significant effect on the success of the Corporation and its Affiliates.

(b) Directors. Members of the Board eligible for the grant of Director Awards under this Plan are those who are Non-Employee Directors.

5. Shares Subject to the Plan.

(a) Number of Shares.

(i) Subject to adjustment under Section 15, on or after the Restatement Date the aggregate of 1,302,263 Shares that were remaining for grant under the Prior Plan as of March 31, 2013, plus 3,000,000 Shares, shall be authorized for grant under the Plan. No more than 1,606,417 shares of Common Stock are available for issuance pursuant to Share-based Awards other than Options and SARs.

(ii) If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after March 31, 2013 any Shares subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires or is settled for cash (in whole or in part), then in each such case the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for grant under Section 5(a)(i) and the Shares subject to an award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be added to the number of Shares authorized for grant under Section 5(a)(i). In the event that withholding tax liabilities arising from an Award or an award under the Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Corporation, the Shares so tendered or withheld shall again be available for grant under Section 5(a)(i). Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (i) of this Section: (A) Shares tendered by the Participant or withheld by the Corporation in payment of the purchase price of (i) an Option or (ii) after March 31, 2013, an option under the Prior Plan, (B) Shares tendered by the Participant or withheld by the Corporation to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights or, after March 31, 2013, options or stock appreciation rights under the Prior Plan, (C) Shares subject to a Stock Appreciation Right or, after March 31, 2013, a stock appreciation right under the Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (D) Shares reacquired by the Corporation on the open market or otherwise using cash proceeds from the exercise of Options or, after March 31, 2013, options under the Prior Plan.

(iii) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Corporation or any Subsidiary or with which the Corporation or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, a number of Shares equal to the Shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) shall be available for grant under Section 5(a)(i); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(iv) Notwithstanding anything in this Section 5 to the contrary and solely for the purposes of determining whether Shares are available for the grant of “incentive stock options” under the Plan, the maximum aggregate number of Shares with respect to which “incentive stock options” may be granted under the Plan shall be 4,302,263 Shares.

(b) Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

6. Administration.

(a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees and Non-Employee Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award will have Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Subject to Section 8(a)(i) and Section 8(a)(ii) hereof, the Committee may, in its discretion, (A) provide for the extension of the exercisability of an Award, or (B) accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is, in either case, (1) not adverse to the Participant to whom such Award was granted, (2) consented to by such Participant or (3) authorized by Section 15 hereof; provided, however, that no such action shall permit the term of any Option to be greater than 10 years from its Grant Date. Awards may be awarded either alone or in addition to or in conjunction with any other Awards.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Corporation, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

7. Delegation of Authority.

(a) Delegation of Authority. The Committee may delegate any of its authority to grant Awards to Employees who are not subject to Section 16(b) of the Exchange Act, subject to Section 6(a) above, to the Board or to any other committee of the Board, provided such delegation is made in writing and specifically sets forth such delegated authority. The Committee may also delegate to an Authorized Officer authority to execute on behalf of the Corporation any Award Agreement. The Committee and the Board, as applicable, may engage or authorize the engagement of a third party administrator to carry out administrative functions under this Plan. Any such delegation hereunder shall only be made to the extent permitted by applicable law.

(b) Indemnity. No member of the Board or the Committee or officer of the Corporation to whom the Committee has delegated authority in accordance with the provisions of Section 7(a) of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Board or the Committee or by any officer of the Corporation in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

8. Awards.

(a) The Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Participants who are to be the recipients of such Awards. Each Award may, in the discretion of the Committee, be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion and, if required by the Committee, shall be signed by the Participant to whom the Award is granted and by an Authorized Officer for and on behalf of the Corporation. Awards may consist of those listed in this Section 8(a) and may be granted singly, in combination or in tandem. Awards may also be granted in combination or in tandem with, in replacement of (subject to Section 15), or as alternatives to, grants or rights under this Plan or any other plan of the Corporation or any of its Affiliates, including the plan of any acquired entity. An Award may provide for the grant or issuance of additional, replacement or alternative Awards upon the occurrence of specified events. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Corporation and its Affiliates, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates, as referenced in clause (v) below, and other comparable measurements of performance. Upon the termination of employment by a Participant who is an Employee, any unexercised, deferred, unvested or unpaid Employee Awards shall be treated as set forth in the applicable Award Agreement or as otherwise specified by the Committee.

(i) Option. An Employee Award or Director Award may be in the form of an Option; provided that Options granted as Director Awards are not Incentive Stock Options. Other than in connection with Substitute Awards, the Grant Price of an Option shall be not less than the Fair Market Value of Common Stock subject to such Option on the Grant Date. Other than pursuant to Section 15, the Committee shall not, without the approval of the Corporation’s stockholders, (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option when the option price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with Substitute Awards), and (c) take any other action with respect to an Option that may be treated as a repricing under the rules and regulations of the principal national securities exchange on which Shares are listed. Notwithstanding anything contrary contained in this Plan, in no event shall the term of the Option extend more than 10 years after the Grant Date; provided further, that if an Option other than an Incentive Stock Option would otherwise expire when trading in Shares is prohibited by law or by Corporation insider trading policy, the Award Agreement may provide for the automatic extension of the Option term to the 30th day after expiration of such prohibition; provided further, that any such extension will not subject the Option to Code Section 409A. Options may not include provisions that “reload” the option upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Options awarded to Participants pursuant to this Plan, including the Grant Price, the term of the Options, the number of shares subject to the Option and the date or dates upon which they become exercisable, shall be determined by the Committee.

(ii) Stock Appreciation Rights. An Employee Award or Director Award may be in the form of an SAR. On the Grant Date, the Grant Price of an SAR shall be not less than the Fair Market Value of Common Stock subject to such SAR. The holder of a tandem SAR may elect to exercise either the option or the SAR, but not both. The exercise period for an SAR shall extend no more than 10 years after the Grant Date. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any SARs awarded pursuant to this Plan, including the Grant Price, the term of any SARs and the date or dates upon which they become exercisable, shall be determined by the Committee. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(A) Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right on the date of grant, or in the case of a tandem Stock Appreciation Right granted on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 15 or in accordance with Section 8(a)(ii)(G), shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be, the Committee shall not, without the approval of the Corporation stockholders, (a) lower the grant price of a Stock Appreciation Right after it is granted, (b) cancel a Stock Appreciation Right when the grant price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with Substitute Awards), or (c) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing under the rules and regulations of the national securities exchange on which Shares are listed.

(B) Upon the exercise of a Stock Appreciation Right, the Committee shall determine in its sole discretion whether payment shall be made in cash, in whole Shares or other property, or any combination thereof.

(C) Any Stock Appreciation Right may be granted at the same time as the related Option is granted or at any time thereafter before exercise or expiration of such Option.

(D) Any Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the option price at which Shares can be acquired pursuant to the Option. In addition, if a Stock Appreciation Right related to an Option exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Stock Appreciation Right applies.

(E) Any Option related to a Stock Appreciation Right shall no longer be exercisable to the extent the Stock Appreciation Right has been exercised.

(F) The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(G) The Committee may impose such other conditions or restrictions on the terms of exercise and the exercise price of any Stock Appreciation Right, as it shall deem appropriate, including providing that the exercise price of a Stock Appreciation Right related to an Option may be less than the Fair Market Value on the date of grant if the Stock Appreciation Right is added to an Option following the date of the grant of the Option. Notwithstanding the foregoing provisions of this Section 8(a)(ii), but subject to Section 15, a Stock Appreciation Right shall be evidenced by an Award Agreement and generally have the same terms and conditions as Options, including (i) an exercise price not less than Fair Market Value on the date of grant and (ii) a term not greater than 10 years (including an extension of term as provided in Section 8(a)(i) and automatic exercise of an otherwise expiring Award provided in Section 11). In addition to the foregoing, but subject to Section 15, the base amount of any Stock Appreciation Right shall not be reduced after the date of grant.

(H) The Committee may impose such terms and conditions on Stock Appreciation Rights granted in conjunction with any Award (other than an Option) as the Committee shall determine in its sole discretion.

(iii) Stock Award. An Employee Award or Director Award may be in the form of a Stock Award. The terms, conditions and limitations of any Restricted Period applicable to any Stock Awards granted to Participants pursuant to this Plan shall be determined by the Committee.

(iv) Cash Award. An Employee Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.

(v) Performance Award. Without limiting the type or number of Employee Awards or Director Awards that may be made under the other provisions of this Plan, an Employee Award or Director Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to any Performance Awards granted to Participants pursuant to this Plan shall be determined by the Committee. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.

(A) Non-Qualified Performance Awards. Performance Awards granted to Employees or Directors that are not intended to qualify as qualified performance based compensation under Section 162(m) of the Code shall be based on achievement of such goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

(B) Qualified Performance Awards. Performance Awards granted to Employees under the Plan that are intended to qualify as qualified performance based compensation under Section 162(m) of the Code shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the Employee, one or more business units, divisions, or sectors of the Corporation, or the Corporation as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Goal may include one or more of the following: Stock price measures (including but not limited to growth measures and total shareholder return); earnings per share (actual or targeted growth); earnings before and after interest and/or taxes, depreciation, and amortization (“EBITDA”); economic value added (“EVA”); net income measures (including but not limited to income after capital costs and income before or after taxes); operating income; cash flow measures; return measures (including but not limited to return on average assets, risk-adjusted return on capital, and return on average equity); operating measures (including but not limited to sales volumes, production volumes and production efficiency); expense measures (including but not limited to overhead cost and general and administrative expense); margins; and corporate values measures (including but not limited to ethics compliance, environmental, and safety).

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Goals and Qualified Performance Awards, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation §1.162-27(e)(2)(i), as to grants to those Employees whose compensation is, or is likely to be, subject to Section 162(m) of the Code, and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee.

(b) Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Employee Awards made hereunder:

(i) no Participant may be granted, during any fiscal year, Employee Awards consisting of Options or SARs (including Options or SARs that are granted as Performance Awards) that are exercisable for more than 600,000 shares of Common Stock;

(ii) no Participant may be granted, during any fiscal year, Employee Awards consisting of Stock Awards (including Stock Awards that are granted as Performance Awards) covering or relating to more than 300,000 shares of Common Stock (the limitation set forth in this clause (ii), together with the limitation set forth in clause (i) above and (c)(i) and (ii) below, being hereinafter collectively referred to as the “Stock Based Awards Limitations”); and

(iii) no Participant may be granted Employee Awards under this Plan consisting of cash (including Awards that are granted as Performance Awards) in respect of any fiscal year having a value determined on the Grant Date in excess of $5,000,000.

(c) Notwithstanding anything to the contrary contained in this Plan the following limitations shall apply to any Director Awards made hereunder:

(i) no Participant may be granted, during any fiscal year, Director Awards consisting of Options having a value determined on the Grant Date in excess of $350,000; and

(ii) no Participant may be granted, during any fiscal year, Director Awards consisting of Stock Awards having a value determined on the Grant Date in excess of $350,000.

(d) Prior to the Restatement Date, certain awards on shares of Common Stock (the “Prior Awards”) had been granted under the Prior Plan as in effect from time to time. As of the Restatement Date, each Prior Award will continue to be outstanding and the shares of Common Stock that are the subject of such Prior Awards shall be subject to adjustment in accordance with Section 15 and to the other provisions of the Plan.

9. Non-United States Participants. The Committee may grant awards to persons outside the United States under such terms and conditions as may, in the judgment of the Committee, be necessary or advisable to comply with the laws of the applicable foreign jurisdictions and, to that end, may establish sub-plans, modified option exercise procedures and other terms and procedures. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law, any governing statute, or any other applicable law.

10. Payment of Awards.

(a) General. Payment made to a Participant pursuant to an Award may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If such payment is made in the form of Restricted Stock, the Committee shall specify whether the underlying shares are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. In the event that shares of Restricted Stock are to be issued at the end of the Restricted Period, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine.

(b) Deferral. With the approval of the Committee, amounts payable in respect of Awards may be deferred and paid either in the form of installments or as a lump-sum payment. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards or any other compensation otherwise payable by the Corporation in accordance with procedures established by the Committee and may provide that such deferred compensation may be payable in shares of Common Stock. Any deferred payment pursuant to an Award, whether elected by the Participant or specified by the Award Agreement or the terms of the Award or by the Committee, may be forfeited if and to the extent that the Award Agreement or the terms of the Award so provide.

(c) Dividends, Earnings and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Stock Award, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest or other earnings on deferred cash payments and Dividend Equivalents for Stock Awards.

(d) Substitution of Awards. Subject to Sections 6(a), 13 and 15, at the discretion of the Committee, a Participant who is an Employee may be offered an election to substitute an Employee Award for another Employee Award or Employee Awards of the same or different type.

11. Exercise of Options. Vested Options granted under the Plan may be exercised by the Participant, by a permitted assignee thereof, or by the Participant’s executors, administrators, guardian or legal representative as to all or part of the Shares covered thereby, by the giving of notice of exercise to the Corporation or its designated agent, specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased. Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (a) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (b) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (c) with the consent of the Committee, by delivery of other consideration (including, where permitted by law and the Committee, other Awards) having a Fair Market Value on the exercise date equal to the total purchase price, (d) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (e) through any other method specified in an Award Agreement, or (f) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Corporation at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for ordinary cash dividends or other rights for which the record date is prior to the date as of which the Participant exercises the Option and becomes the sole owner of the subject Shares. An Option shall be automatically exercised as of the end of the last day of the term of the Option, if the Option price is less than the Fair Market Value of a Share on such date, on a net exercise basis as contemplated by this Section 11 and with tax withholding satisfied by the Corporation retaining Shares from the exercise as contemplated by Section 12. In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant. The Committee may grant Incentive Stock Options to any Employee of the Corporation or any Affiliate, subject to the requirements of Section 422 of the Code.

12. Taxes. The Corporation or its designated third party administrator shall have the right to deduct applicable taxes from any Employee Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes or other amounts required by law or to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Corporation of shares of Common Stock theretofore owned by the holder of the Employee Award with respect to which withholding is required.

13. Amendment, Modification, Suspension or Termination of the Plan. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Corporation to the extent such approval is required by applicable legal requirements or the requirements of the securities exchange on which the Corporation’s Common Stock is listed.

14. Assignability. Unless otherwise determined by the Committee and provided in the Award Agreement or the terms of the Award, no Award or any other benefit under this Plan shall be assignable or otherwise transferable except by will, by beneficiary designation or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. In the event that a beneficiary designation conflicts with an assignment by will, the beneficiary designation will prevail. The Committee may prescribe and include in applicable Award Agreements or the terms of the Award other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 14 shall be null and void.

15. Adjustments.

(a) The existence of outstanding Awards shall not affect in any manner the right or power of the Corporation or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Corporation or its business or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Shares) or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b) In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in Shares or other stock split, then (1) the number of Shares reserved under this Plan, (2) the number of Shares covered by outstanding Awards in the form of Shares or units denominated in Shares, (3) the exercise price or other price in respect of such Awards, (4) the Stock Based Awards Limitations, and (5) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Committee as appropriate to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Corporation, any consolidation or merger of the Corporation with another corporation or entity, the adoption by the Corporation of any plan of exchange affecting the Shares or any distribution to holders of Shares of securities or property (other than normal cash dividends or dividends payable in Shares), the Committee shall make appropriate adjustments to (i) the number and kind of shares covered by Awards in the form of Shares or units denominated in Shares, (ii) the exercise price or other price in respect of such Awards, (iii) the appropriate Fair Market Value and other price determinations for such Awards, and (iv) the Stock Based Awards Limitations to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without increasing, the value of such Awards.

(c) In connection with a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its discretion, (1) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Committee determines) for an Award or the assumption of the Award, regardless of whether in a transaction to which Code Section 424(a) applies, (2) to provide for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, or (3) to cancel any such Awards and to deliver to the Participants cash in an amount that the Committee shall determine in its sole discretion is equal to the Fair Market Value of such Awards on the date of such event, which in the case of Options or Stock Appreciation Rights shall be the excess of the Fair Market Value of Common Stock on such date over the Option or base price of such Award.

(d) No adjustment or substitution pursuant to this Section 15 shall be made in a manner that results in noncompliance with the requirements of Code Section 409A, to the extent applicable.

16. Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Corporation shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

17. Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants under this Plan, any such accounts shall be used merely as a bookkeeping convenience, including bookkeeping accounts established by a third party administrator retained by the Corporation to administer the Plan. The Corporation shall not be required to segregate any assets for purposes of this Plan or Awards hereunder, nor shall the Corporation, the Board or the Committee be deemed to be a trustee of any benefit to be granted under this Plan. Any liability or obligation of the Corporation to any Participant with respect to an Award under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement or the terms of the Award, and no such liability or obligation of the Corporation shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation. Neither the Corporation nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

18. Right to Employment. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Corporation to terminate any Participant’s employment or other service relationship at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Corporation.

19. Successors. All obligations of the Corporation under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Corporation.

20. Code Section 409A.

(a) Awards made under this Plan are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Code Section 409A. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Code Section 409A, that Plan provision or Award shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

(b) Unless the Committee provides otherwise in an Award Agreement, each restricted or performance Unit Award or Cash Award (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee determines that a restricted or performance Unit Award or Cash Award is intended to be subject to Code Section 409A, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Code Section 409A.

(c) If the Participant is identified by the Corporation as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Code Section 409A.

21. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

22. Effective Date of Amended and Restated Plan; Expiration of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of the shares entitled to vote at a duly constituted meeting of the stockholders of the Corporation. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event the Prior Plan as in effect immediately prior to the Restatement Date will continue to operate in accordance with its terms. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to any such Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

EAGLE MATERIALS INC. 3811 TURTLE CREEK BLVD. SUITE 1100 DALLAS, TX 75219

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VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors		For	Against	Abstain

1A Robert L. Clarke		☐	☐	☐

1B Martin M. Ellen		☐	☐	☐

1C Steven R. Rowley		☐	☐	☐	NOTE: THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PROXIES NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. BY EXECUTING THIS PROXY, THE UNDERSIGNED HEREBY REVOKES PRIOR PROXIES RELATING TO THE MEETING.
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.
		For	Against	Abstain
2 Advisory resolution regarding the compensation of our named executive officers.		☐	☐	☐
3 Approval of the Eagle Materials Inc. Amended and Restated Incentive Plan.		☐	☐	☐

4 To approve the expected appointment of Ernst & Young LLP as independent auditors for fiscal year 2014.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

EAGLE MATERIALS INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS August 7, 2013

The undersigned hereby appoints James H. Graass and Steven R. Rowley, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Eagle Materials Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., local time, on Wednesday, August 7, 2013 at Arlington Hall at Lee Park, 3333 Turtle Creek Blvd., Dallas, Texas 75219, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

By execution of this proxy, the undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the August 7, 2013 Annual Meeting.

*For address changes, please contact our transfer agent, Computershare Shareowner Services LLC, at 1-800-279-1248.

Continued and to be signed on reverse side